Exhibit (d)(4)

[Execution Version]

HPS INVESTMENT PARTNERS, LLC 40 West 57th Street, 33rd Floor New York, New York 10019	ALLY BANK 300 Park Avenue, 4th Floor New York, New York 10022

CONFIDENTIAL

December 4, 2020

Safari Parent, Inc.

c/o American Industrial Partners

450 Lexington Avenue, 28th Floor

New York, NY 10017

Attention: Barry Price

Project Safari

Commitment Letter

To Whom It May Concern:

You have advised ALLY BANK (acting through such of its affiliates, affiliated or managed funds and separately managed accounts that are managed by it as it deems appropriate, “Ally”) and HPS INVESTMENT PARTNERS, LLC (acting through such of its affiliates, affiliated or managed funds and separately managed accounts that are managed by it as it deems appropriate, “HPS”; and together with Ally, the “Commitment Parties”, “we” or “us”) that Safari Parent, Inc. (“Buyer” or “you”), an entity newly formed at the direction of American Industrial Partners (together with its affiliates and its funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing, collectively, the “Sponsor”), intends to consummate the transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto. All references to “dollars” or “$” in this Commitment Letter and the Fee Letters are references to United States dollars.

1.	Commitments.

In connection with the Transactions, (a) HPS (in such capacity, the “Initial Closing Date Term Lender” and, collectively with any other financial institution that becomes an Initial Term Lender pursuant to this Commitment Letter, the “Initial Closing Date Term Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 100% of the entire principal amount of the Closing Date Term Loan Facility (as defined in Exhibit A), (b) HPS (in such capacity, the “Initial Delayed Draw Lender” and, collectively with any other financial institution that becomes an Initial Delayed Draw Lender pursuant to this Commitment Letter, the “Initial Delayed Draw Lenders”; and together with Initial Closing Date Term Lenders, the “Initial Term Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 100% of the entire principal amount of the Delayed Draw Facility (as defined in Exhibit A) and (c) Ally (in such capacity, the “Initial ABL Lender” and, collectively with any other financial institution that becomes an Initial ABL Lender pursuant to this Commitment Letter, the “Initial ABL Lenders”; the Initial ABL Lenders and the Initial Term Lenders, collectively, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 100% of the ABL Facility (as defined in Exhibit A), in each case, on the terms set forth in this commitment letter and the Term Sheets, and subject only to the satisfaction (or waiver by the Commitment Parties) of the conditions expressly set forth in Section 5 and in Exhibit D hereto. This commitment letter, together with the Term Sheets and the other exhibits attached hereto, as amended, restated, amended and restated, modified, supplemented or waived in accordance with the terms hereof, is referred to herein as this “Commitment Letter”.

2.	Titles and Roles.

It is agreed that (a) HPS will act as sole administrative agent and sole collateral agent (in such capacities, the “Term Loan Administrative Agent”) for the lenders under the Closing Date Term Loan Facility (together with the Initial Closing Date Term Lenders, the “Closing Date Term Lenders”) and for the lenders under the Delayed Draw Facility (together with Initial Delayed Draw Lenders, the “Delayed Draw Lenders”; and together with the Closing Date Term Lenders, the “Term Lenders”) and (b) Ally will act as sole administrative agent and sole collateral agent (in such capacities, the “ABL Administrative Agent”; and together with the Term Loan Administrative Agent, the “Administrative Agents”) for the lenders under the ABL Facility (together with the Initial ABL Lenders, the “ABL Lenders”; the ABL Lenders, together with the Term Lenders, the “Lenders”), and in each case, will perform the duties customarily associated with such roles; provided, that in no event shall a Disqualified Lender be permitted to be a Lender under any of the Facilities.

No compensation (other than that expressly contemplated by (i) the Fee Letter between you and the Initial ABL Lenders dated as of the date hereof (the “ABL Fee Letter”), (ii) the Fee Letter between you and the Initial Term Lenders dated as of the date hereof (the “Term Fee Letter”; and, together with the ABL Fee Letter, the “Fee Letters”) (as amended, modified, restated, supplemented or waived in accordance with the terms hereof and thereof) or (iii) this Commitment Letter), will be paid in connection with obtaining any Lender’s commitment to the Term Loan Facility unless you and HPS shall so agree.

3.	Information.

You hereby represent and warrant that (but the accuracy of such representations and warranties shall not be a condition to the commitments hereunder or the funding or availability of the Facilities on the Closing Date) (a) all written information and written data (and, prior to the Closing Date with respect to the Acquired Business, with respect to such information and data relating to the Acquired Business, to the best of your knowledge) (excluding any projections relating to you and your subsidiaries or the Acquired Business (including financial estimates, budgets, forecasts, other forward-looking and/or projected information (collectively, the “Projections”)) and information of a general economic or general industry nature), that has been or will be made available to the Commitment Parties by or on behalf of you or the Sponsor (the “Information”), taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections provided by or on behalf of you or your subsidiaries or the Sponsor to us or the Lenders in connection with the Facilities or the other Transactions will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Commitment Parties; it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results may differ from the projected results and that such differences may be material and are not a guarantee of performance. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or with respect to Information and Projections concerning the Acquired Business, you will use commercially

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reasonable efforts to) promptly supplement the Information and the Projections from time to time until the Closing Date so that such representations and warranties will be correct in all material respects (with respect to information relating to the Acquired Business, to your knowledge) under those circumstances, it being understood that such supplementation shall cure any breach of such representation and warranty.

You further agree to promptly provide to the Commitment Parties such financial statement information that you receive pursuant to the Acquisition Agreement, as reasonably requested by the Commitment Parties.

4.	Closing Payments.

As consideration for the commitments of the Initial Lenders hereunder, you agree to pay (or cause to be paid) the closing payments set forth in the Fee Letters. Once paid, such closing payments shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letters or agreed in writing by the parties thereto.

5.	Conditions Precedent.

The commitments of each Initial Lender hereunder are subject only to, with respect to each Facility, the conditions expressly set forth in Exhibit D, in each case, applicable to such Facility (the “Funding Conditions”), and upon the satisfaction (or waiver by the applicable Commitment Parties) of such conditions, the initial funding of the Closing Date Term Loan Facility shall occur and each Facility shall then be available. There are no conditions (implied or otherwise), including compliance with the terms of this Commitment Letter, the Fee Letters and the Facilities Documentation, to the commitments hereunder, or to the availability and funding of the Facilities, other than the Funding Conditions that are expressly stated to be conditions to the initial funding under the Facilities on the Closing Date (and upon satisfaction or waiver by the applicable Commitment Parties) of such conditions, (i) the funding under the Closing Date Term Loan Facility shall occur and (ii) each Facility shall then be available).

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the applicable Facilities Documentation and (B) the representations and warranties made by the Company in the Acquisition Agreement with respect to the Acquired Business as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such representations and warranties (the “Specified Acquisition Agreement Representations”) and (ii) the terms and conditions of the Facilities Documentation and the Closing Deliverables shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the Funding Conditions are satisfied (or waived by the applicable Commitment Parties) (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (i) by the filing of a financing statement under the Uniform Commercial Code in the office of the Secretary of State (or equivalent office in the relevant states) of the applicable jurisdiction of organization or (ii) by the delivery of stock or similar certificates representing the equity interests of the Borrower and the material wholly-owned domestic subsidiaries of the Borrower to the extent required under the Term Sheets, other than, in the case of the Acquired Business, with respect to any such certificate that has not been delivered to you by the Company on or prior to the Closing Date, after you have used commercially reasonable efforts to obtain such stock certificates) is not or cannot be pledged or perfected on the Closing Date after

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your use of commercially reasonable efforts to do so without undue burden or expense, the delivery of such Collateral (and/or the perfection of security interests therein) shall not constitute a condition precedent to the availability or funding of the Facilities on the Closing Date, but shall be required to be delivered and/or perfected within 90 days after the Closing Date (subject to extensions by the Administrative Agents in their discretion) (or, in the case of any vessel mortgage, within 120 days subject to extensions by the Term Loan Administrative Agent in its discretion)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors (after giving effect to the Acquisition) set forth in (a) with respect to the Term Loan Facility, the Term Loan Facility Documentation and (b) with respect to the ABL Facility, the ABL Facility Documentation, in each case, relating to the corporate or other organizational existence of the Borrower and the Guarantors; organizational power and authority (as to execution, delivery and performance of the Facilities Documentation) of the Borrower and the Guarantors; the due authorization, execution, delivery and performance by the Borrower and the Guarantors of the applicable Facilities Documentation; enforceability of the applicable Facilities Documentation against the Borrower and the Guarantors; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (to be consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit D hereto); no conflicts of the applicable Facilities Documentation (limited to the execution, delivery and performance of the Facilities Documentation, incurrence of the indebtedness under the Facilities Documentation and the granting of the guarantees and the security interests in respect thereof) with charter documents of the Borrower or any Guarantor; Federal Reserve margin regulations; the Investment Company Act; use of proceeds of the Facilities not violating FCPA, OFAC, Patriot Act and other applicable anti-money laundering and sanctions laws; and the creation, validity and perfection of security interests in the Collateral (subject to permitted liens and the limitations set forth in the preceding sentence and the Term Sheets). This Section 5 in its entirety shall be referred to herein as the “Limited Conditionality Provision”. The “Facilities Documentation” shall mean the Term Loan Facility Documentation and the ABL Facility Documentation.

6.	Indemnification; Expenses.

You agree (a) regardless of whether the Facilities close, to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and the respective officers, directors, employees, agents, representatives, members, limited partners, managed accounts and attorneys of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions or the Facilities, or any claim, dispute, litigation, investigation or proceeding (“Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request (together with reasonably detailed backup documentation supporting such reimbursement request) for any reasonable and documented legal (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel, a single maritime counsel and a single regulatory counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in connection with or preparing to serve or serving as a witness with respect to any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such

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Indemnified Person or any Related Indemnified Person (as defined below), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its Related Indemnified Persons under this Commitment Letter, the Fee Letters or the Facilities Documentation (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) to the extent arising from any dispute solely among Indemnified Persons other than any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent or any similar role under the Facilities and other than any claims arising out of any act or omission on the part of you, your subsidiaries or the Sponsor, and (b) to reimburse the Commitment Parties and each Indemnified Person for all reasonable and documented out-of-pocket expenses (including but not limited to out-of-pocket expenses of the Commitment Parties’ due diligence investigation, the ABL Administrative Agent’s expenses incurred in connection with a field examination of applicable assets (which expense shall be reimbursed regardless of whether or not the Closing Date occurred), travel expenses and reasonable fees, disbursements and other charges of (i) counsel to the ABL Administrative Agent and the Initial ABL Lenders identified in the ABL Term Sheet and, if necessary, of a single maritime counsel and a single local counsel to the ABL Administrative Agent in each relevant material jurisdiction and (ii) counsel to the Term Loan Administrative Agent and the Initial Term Lenders identified in the Term Loan Facility Term Sheet and, if necessary, of a single maritime counsel and a single local counsel to the Term Loan Administrative Agent in each relevant material jurisdiction), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letters, the Facilities Documentation and any guaranty or security arrangements in connection therewith (collectively, the “Expenses”); provided that, other than as set forth above, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons, and (ii) neither (x) any Indemnified Person or any of its Related Indemnified Persons, nor (y) you (or any of your subsidiaries or affiliates) or the Acquired Business (or any of its affiliates) shall be liable for any indirect, special, punitive or consequential damages (with respect to you and the Acquired Business in the case of this clause (y), other than in respect of any such damages incurred or paid by an Indemnified Person to a third party) in connection with this Commitment Letter, the Fee Letters, the Facilities, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities. In case any Action is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of such Action; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 6, except to the extent that you are materially prejudiced by such failure. Notwithstanding the above, following such notification, you may elect in writing to assume the defense of such Action, and, upon such election, you will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by you reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest, or (iii) the Indemnified Person reasonably determines that there are conflicts of interest between you and the Indemnified Person, including situations in which there may be legal defenses available to it which are different from or in addition to those available to you. You shall not be liable for any settlement of any Action effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction against an Indemnified Person

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in any such Action, you agree to indemnify and hold harmless each Indemnified Person in the manner set forth above. You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed; it being understood that any consent withheld in connection with any settlement not effected in accordance with clauses (i) and (ii) below shall be reasonable), effect any settlement of any pending or threatened Action in respect of which indemnity has been or could be sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Action and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid by you under this paragraph to such Indemnified Person for any such losses, claims, damages, liabilities and expenses to the extent a court of competent jurisdiction has determined in a final and non-appealable judgment that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Person, controlling person or such controlled affiliate.

7.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that (i) subject to Section 11 of this Commitment Letter, each Commitment Party may share with any of its affiliates, and such affiliates may share with any Commitment Party, any information related to the Transactions, the Acquired Business (and its affiliates) or any of the matters contemplated hereby and (ii) the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you or the Sponsor may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as contemplated below). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory

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and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, the Commitment Parties may employ the services of their respective affiliates in fulfilling their obligations hereunder and may exchange with such affiliates in connection therewith information concerning you, the Acquired Business, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Parties under this Commitment Letter.

You further acknowledge that each Commitment Party (and/or one or more affiliates thereof) may be a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party (and/or one or more affiliates thereof) may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Sponsor, the Acquired Business or your and their respective subsidiaries and other companies with which you, the Borrower, the Sponsor, the Acquired Business or any of your or their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party, its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby).

8.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter, the Fee Letters and the commitments hereunder shall not be assignable by any party hereto (except by you to any newly-formed domestic entity that is or will be, directly or indirectly, controlled by you or the Sponsor and which will, directly or indirectly, wholly own (or be wholly owned by) you after giving effect to the Transactions (including the Company)) to an affiliate that is a domestic “shell” company controlled by you or the Sponsor that consummates or intends to consummate the Acquisition in accordance with the Acquisition Agreement) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. This Commitment Letter may not be amended or restated or supplemented or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter, together with the Fee Letters, supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT FOR

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PURPOSES OF ANY REPRESENTATIONS AND WARRANTIES MADE OR TO BE MADE ON, OR AS OF, THE CLOSING DATE (A) THE INTERPRETATION OF THE DEFINITION OF MATERIAL ADVERSE EFFECT AND THE DETERMINATION OF WHETHER A MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER YOU (OR ANY OF YOUR AFFILIATES) HAVE THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE YOUR (OR ITS) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION (IN EACH CASE, IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT) AS A RESULT OF A BREACH OF SUCH SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND (C) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (AS DEFINED IN THE ACQUISITION AGREEMENT) OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES THEREOF OR OF ANY OTHER JURISDICTION THAT WOULD CAUSE THE APPLICATION OF ANY LAWS (AS DEFINED IN THE ACQUISITION AGREEMENT) OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE).

9.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER, THE FEE LETTERS OR THE PERFORMANCE OF OBLIGATIONS HEREUNDER OR THEREUNDER.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of (i) any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, as to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the Transactions or the other transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

11.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter or the Fee Letters or their terms or conditions or substance shall be disclosed by you, in whole or in part, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement

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agents, advisors or any similar persons) except (a) to the Sponsor and its co-investors and to your and their respective officers, directors, employees, affiliates, members, partners, equityholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis in connection with the Transactions, (b) if the Commitment Parties provide prior written consent to such proposed disclosure, (c) solely with respect to the Commitment Letter, as may be required by the rules, regulations, schedules and forms of the SEC (or any comparable foreign entity) in connection with any filings made with the SEC (or any comparable foreign entity) in connection with the Transactions (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process or as requested by a governmental authority (in which case you agree to the extent practicable to inform us promptly thereof to the extent lawfully permitted to do so) or (e) to enforce any of your rights or remedies under this Commitment Letter, the Fee Letters or the Facilities Documentation; provided that (i) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letters or the contents thereof) to (x) the Acquired Business and their respective officers, directors, employees, attorneys, accountants, agents and advisors, in each case on a confidential basis and need-to-know basis in connection with the Transactions, and (y) the direct or indirect equity holders of the Acquired Business and their respective officers, directors, employees, affiliates, members, partners, equityholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis in connection with the Transactions, (ii) you may disclose the Fee Letters (redacted in a manner reasonably acceptable to the applicable Commitment Parties) on a confidential and need-to-know basis to the the Acquired Business, the equity holders of the Acquired Business and their respective officers, directors, employees, attorneys, accountants, agents and advisors, in each case in connection with the Transactions, (iii) you may disclose to your auditors the Fee Letters and the contents thereof after the Closing Date for customary accounting purposes, including accounting for deferred financing costs, on a confidential basis and (iv) you may disclose the Term Sheets, the terms, conditions and substance of the Commitment Letter and its existence to any rating agency in connection with the Transactions or in any proxy statement, management information circular or other public filing in connection with the Acquisition. The obligations under this paragraph shall automatically terminate in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letters and the fees and substance contained therein) on the earlier of (i) the Closing Date and (ii) one year following the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the Facilities and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party or any affiliate thereof from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law, legal process or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent practicable and permitted by law, rule or regulation and except in connection with any order or request as part of a regulatory examination or an audit or examination conducted by bank accountants, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over such Commitment Party or any of its affiliates (in which case, such Commitment Party, to the extent permitted by law, rule or regulation and except in connection with any order or request as part of a regulatory examination or an audit or examination conducted by bank accountants, agrees to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party or any of its affiliates in violation of this paragraph, (d) to the extent that such information is received by such Commitment Party or any affiliate thereof from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations to you, the Acquired Business or the Sponsor, (e) to the extent that such

9

information is independently developed by such Commitment Party or its affiliates, in each case, so long as not based on confidential information provided to us pursuant hereto, (f) to such Commitment Party’s affiliates and its and its affiliates’ respective members, limited partners, managed accounts, financing sources, officers, directors, employees, legal counsel, independent auditors and other experts, agents or advisors who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (other than any affiliates of any Commitment Party that are engaged (x) primarily as principals in private equity or venture capital or (y) in the sale of the Acquired Business, including through the provision of advisory services), or (g) to enforce any of its rights or remedies under this Commitment Letter, the Fee Letters or the Facilities Documentation. Each Commitment Party’s obligations under this paragraph shall automatically terminate on the earlier of (i) one year following the termination of this Commitment Letter in accordance with its terms and (ii) the Closing Date. To the extent any confidentiality restrictions set forth herein are violated by one or more of a Commitment Party’s affiliates or any of its or their respective employees, directors or officers, then such Commitment Party shall be principally liable for such violation.

After the closing of the Transactions, each Commitment Party may (at such Commitment Party’s expense) (i) with the prior consent of the Borrower, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Facilities). In addition, the Commitment Parties may disclose the existence of the Facilities and the information about the Facilities to market data collectors and similar service providers to the lending industry in connection with the administration and management of the Facilities.

12.	Surviving Provisions.

The indemnification, compensation (if applicable), information, confidentiality, jurisdiction, governing law, absence of advisory or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to information, confidentiality, compensation and reimbursement (which shall remain in full force and effect except as otherwise provided herein), shall, to the extent covered by the definitive documentation relating to the Facilities, automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the funding under the Facilities, and you shall no longer have any liability hereunder in connection therewith at such time (it being understood that your obligations under this Commitment Letter relating to confidentiality shall survive the execution and delivery of such definitive documentation to the extent set forth herein). You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities on a pro rata basis (or any portion thereof as selected by you) hereunder (but not the Fee Letters) at any time subject to the provisions of the preceding sentence.

13.	Patriot Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act, including 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”). This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Commitment Party and each Lender.

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14.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to the Commitment Parties executed counterparts hereof and of the Fee Letters. Each Commitment Party’s respective commitments hereunder and agreements contained herein will expire at 11:59 p.m. on December 7, 2020 in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate (the “Expiration Date”) (a) in the event that the initial borrowing in respect of the Closing Date Term Loan Facility does not occur on or before the date that is five business days after the “End Date” (as defined in the Acquisition Agreement as in effect on the date hereof), unless each of the Commitment Parties shall, in their sole discretion, agree in writing to an extension, or (b) if earlier, upon the valid termination of the Acquisition Agreement in accordance with its terms prior to the closing of the Acquisition; provided that the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided herein.

[Remainder of this page intentionally left blank]

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

HPS INVESTMENT PARTNERS, LLC

By	/s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

ALLY BANK

By	/s/ F. DePangle
Name: F. DePangle
Title: Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

SAFARI PARENT, INC.

By	/s/ Toni Rinnevaara
Name: Toni Rinnevaara
Title: Vice President

[SIGNATURE PAGE TO COMMITMENT LETTER]

CONFIDENTIAL	EXHIBIT A

Project Safari

Transaction Description1

It is intended that:

(a) The Buyer intends to acquire (the “Acquisition”), directly or indirectly, a target entity previously identified to us as “Safari” (the “Company”, and, together with its subsidiaries, the “Acquired Business”), pursuant to an Agreement and Plan of Merger, dated as of December 4, 2020, by and among the Company, Buyer and Safari Merger Subsidiary, Inc., an entity which is a direct or indirect subsidiary of Buyer (“Merger Sub”) (together with the schedules and exhibits thereto, and as may be amended, modified, supplemented or waived from time to time in accordance with this Commitment Letter, the “Acquisition Agreement”), pursuant to which, among other things, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Closing Date Merger”).

(b) On or prior to the Closing Date (as defined below), the Sponsor, along with any additional co-investors arranged by or designated by the Sponsor (if any) (the “Co-Investors”), will, directly or indirectly, make an equity investment (the “Sponsor Equity Investment”) in the Buyer or a direct or indirect parent thereof (which equity investment, (x) if made in a direct or indirect parent of the Buyer, will, to the extent not otherwise applied, be contributed to the Buyer and (y) if other than common equity, will be on terms reasonably acceptable to the Initial Term Lenders, in an aggregate amount (when combined with any equity received by management of the Company and by other existing direct or indirect equity holders of the Company rolled over or re-invested in connection with the Acquisition (the “Rollover Equity” and, together with the Sponsor Equity Investment, the “Equity Contribution”)) that is not less than 45% of the sum (the “Capitalization Amount”) of (i) the aggregate gross proceeds of the loans to be borrowed under the ABL Facility on the Closing Date (excluding, in each case, amounts drawn under the ABL Facility on the Closing Date for working capital purposes (including to repay amounts outstanding under any existing revolving facility or to backstop or cash collateralize existing letters of credit) and/or for working capital or purchase price adjustments under the Acquisition Agreement, plus (ii) the aggregate gross proceeds of the Closing Date Term Loan Facility on the Closing Date plus the aggregate commitments under the Delayed Draw Facility on the Closing Date (excluding the aggregate gross proceeds to be received from the Term Loan Facility to fund OID or upfront fees in connection with the Term Loan Facility), plus (iii) the amount of such Equity Contribution (the “Minimum Equity Contribution”); provided that after giving effect to the Transactions (as defined below), the Sponsor will control, directly or indirectly, beneficially, a majority of the voting equity interests of the Company as of the Closing Date.

(c) The Borrower will obtain up to $100.0 million in commitments under a senior secured asset-based revolving credit facility (the “ABL Facility”) described in Exhibit C (the “ABL Term Sheet”).

(d) The Borrower will obtain (i) $395.60 million in commitments under a closing date term loan facility (the “Closing Date Term Loan Facility”) and (ii) $169.40 million in commitments under a delayed draw term loan facility (the “Delayed Draw Facility”; together with the Closing Date Term Loan Facility, the “Term Loan Facility”), each as described in Exhibit B (the “Term Loan Facility Term Sheet”).

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit A is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

A-1

CONFIDENTIAL	EXHIBIT A

(e) The proceeds received by the Borrower under the Closing Date Term Loan Facility will be used, together with cash on hand of the Borrower and its subsidiaries, to fund (i) the payment of consideration and other amounts pursuant to the terms and conditions of the Acquisition Agreement (the “Purchase Consideration”), and the other payments contemplated by the Acquisition Agreement, (ii) the repayment in full of indebtedness of the Acquired Business required to be repaid on or prior to the Closing Date (as defined herein) under the Acquisition Agreement (and any associated release of liens and guarantees) (the foregoing clause (ii), the “Closing Refinancing”), (iii) the payment of fees and expenses incurred in connection with the foregoing and the transactions related thereto (such fees and expenses, the “Transaction Costs”) and (iv) otherwise fund working capital and general corporate purposes.

The borrower under the Facilities shall be (and the term “Borrower” as used herein shall mean) Merger Sub and, upon consummation of the Closing Date Merger, the Company or any parent entity of which the Company is a direct or indirect wholly-owned subsidiary.

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions”.

This Exhibit A, the ABL Term Sheet, the Term Loan Facility Term Sheet and Exhibit D are collectively referred to herein as the “Term Sheets”. For purposes of this Commitment Letter, “Closing Date” shall mean the date that (i) the Closing Date Term Loan Facility is funded, (ii) the Closing Refinancing occurs and (iii) the Acquisition and the Equity Contribution are consummated.

A-2

CONFIDENTIAL	EXHIBIT B

Project Safari

$395.60 million Closing Date Term Loan Facility

$169.40 million Delayed Draw Facility

Summary of Principal Terms and Conditions2

Borrower:	The Borrower.

Transactions:	As set forth in Exhibit A to the Commitment Letter to which this Exhibit B is attached.

Administrative Agent and Collateral Agent:	HPS as the Term Loan Administrative Agent for the Term Lenders, and will perform the duties customarily associated with such roles.

Closing Date Term Loan Facility:	A first lien term loan facility (the “Closing Date Term Loan Facility”) in an aggregate principal amount of $395.60 million (the loans thereunder, the “Closing Date Term Loans”).

Delayed Draw Facility:

A first lien delayed draw facility (the “Delayed Draw Facility”; together with the Closing Date Term Loan Facility, the “Term Loan Facility”) in an aggregate principal amount of $169.40 million (the loans thereunder, the “Delayed Draw Term Loans”; together with the Closing Date Term Loans, the “Term Loans”; the commitments thereunder, the “Delayed Draw Commitments”). Any Delayed Draw Term Loans, when funded, shall be additional Term Loans under the Term Loan Facility and, for the avoidance of doubt, shall be a single class with any outstanding loans under the Closing Date Term Loan Facility (provided that the Delayed Draw Term Loans shall not be required to be “fungible” with the Closing Date Term Loan Facility or any other Delayed Draw Term Loans). Except as otherwise provided in this Term Sheet, the terms of the Delayed Draw Facility shall be identical to the terms of the Closing Date Term Loan Facility. Notwithstanding the foregoing, the commitments with respect to the Delayed Draw Facility may be reduced ratably at the Borrower’s election at any time prior to the Closing Date.

Incremental Term Loan Facilities:

The Term Loan Facility Documentation will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility or evidence an increase in loans under any existing term loan tranches under the Term Loan Facility (each, an “Incremental Term Loan Facility” and, collectively, the “Incremental Term Loan Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”) in an aggregate principal amount for all such increases and incremental term loan facilities not to exceed the sum of (the “Available Incremental Amount”) (x) the greater of $42.5 million and 37.5% of pro forma Consolidated EBITDA as of the most recently ended four fiscal quarter period for which financial statements are available (after giving effect to any acquisition consummated concurrently therewith and

[2]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Loan Facility Term Sheet is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

CONFIDENTIAL	EXHIBIT B

all other appropriate pro forma adjustment events) (the “Fixed Incremental Amount”) (minus any portion of the Fixed Incremental Amount re-allocated to the Purchase Money Debt Basket to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of vessels (“Purchase Money Vessel Debt”), (y) an unlimited amount, so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Term Loan Facility under this clause (y) (and after giving pro forma effect to the Incremental Term Loan Facilities, any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events but without giving effect to the cash proceeds of such Incremental Term Loan Facility then being incurred), (1) with respect to any Incremental Term Loan Facility secured by the Collateral (as defined below) on a pari passu basis with the Term Loan Facility, the First Lien Net Leverage Ratio (as defined below) is equal to or less than 4.50:1.00 (the “Pari Debt Incurrence Ratio”), (2) with respect to any Incremental Term Loan Facility secured by the Collateral on a junior lien basis to the First Lien Facility, the Secured Net Leverage Ratio is equal to or less than 5.00:1.00 (the “Junior Lien Debt Incurrence Ratio”) and (3) with respect to any Incremental Term Loan Facility that is unsecured (or, solely with respect to Incremental Equivalent Debt, that is secured solely by assets of persons that do not constitute a Loan Party (subject to the Shared Non-Guarantor Debt Cap)), the Total Net Leverage Ratio is equal to or less than 5.25:1.00 (the “Total Net Leverage Incurrence Ratio”) (amounts under this clause (y), the “Ratio Incremental Amount”) and (z) an amount equal to all voluntary prepayments and repurchases (determined based on amount of cash actually utilized for such repurchase) of (I) Term Loans or (II) any Incremental Term Loan Facility, Incremental Equivalent Debt or Purchase Money Vessel Debt, in each case under this clause (II), solely to the extent established under the Fixed Incremental Amount or the Voluntary Prepayments Amount (in each case under this clause (z), to the extent not made with the proceeds of any long term indebtedness (other than any revolving facility)) (the “Voluntary Prepayment Amount”) (it being understood that (A) the Borrower shall be deemed to have used capacity under the Ratio Incremental Amount (to the extent compliant therewith) before capacity under the Fixed Incremental Amount or Voluntary Prepayment Amount, and capacity under the Voluntary Prepayment Amount shall be deemed to be used before capacity under the Fixed Incremental Amount, and (B) loans may be incurred under clauses (x), (y) and (z) above, and proceeds from any such incurrence under clauses (x), (y) and (z) above, may be utilized in a single transaction by first calculating the incurrence under clause (y) above (without inclusion of any amounts to be utilized pursuant to clause (x) or (z)) and then calculating the incurrence under clause(x) and (z) above (without inclusion of any amounts to be utilized pursuant to clause (x)), as applicable; provided that solely for the purpose of calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio to determine the Available Incremental Amount, any cash proceeds from an Incremental Term Loan Facility and/or Incremental Notes then being incurred shall be excluded.

CONFIDENTIAL	EXHIBIT B

In addition:

(i)	no existing Term Lender will be required to participate in any such Incremental Term Loan Facility without its consent;

(ii)

no event of default under the Term Loan Facility would exist after giving effect thereto (except in connection with permitted acquisitions or investments, which shall be subject to the “limited condition transaction” provisions consistent with the Term Loan Documentation Principles);

(iii)

the maturity date of any such Incremental Term Loan Facility shall be no earlier than the latest maturity date of any then outstanding Term Loan Facility and the weighted average life of such Incremental Term Loan Facility shall be no shorter than the then longest remaining weighted average life of any then outstanding Term Loan Facility;

(iv)

any Incremental Term Loan Facility shall not be secured by any lien on any asset of any Loan Party that does not also secure the Term Loan Facility and shall rank pari passu with the Term Loan Facility and may not be guaranteed by any subsidiary other than a Guarantor; and

(v)

the currency, interest rate margins and OID or upfront fees (if any), interest rate floors (if any) and (subject to clause (v) above) amortization schedule applicable to any Incremental Term Loan Facility shall be determined by the Borrower and the lenders thereunder; provided that if the All-in Yield (as defined below) of any Incremental Term Loan Facility exceeds the All-in Yield on any Term Loan Facility by more than 50 basis points, the applicable margins for such applicable Term Loan Facility shall be increased to the extent necessary so that the All-in Yield on such applicable Term Loan Facility is 50 basis points less than the All-in Yield on such Incremental Term Loan Facility; provided that, if the Adjusted LIBOR rate (as defined in Annex I hereto) in respect of such Incremental Term Loan Facility includes a floor greater than the floor applicable to the existing Term Loan Facility, such increased amount shall be equated to interest rate for purposes of determining the All-in Yield of such Incremental Term Loan Facility (collectively, the “MFN Provision”);

(vi)

any Incremental Term Loan Facility may provide for the ability to participate on a pro rata basis, or on a less than or greater than pro rata basis, in any voluntary prepayments of the term loans (or mandatory prepayment with proceeds of permitted refinancing indebtedness), and, to the extent such Incremental Term Loan Facility is secured on a pari passu basis with the Term Loans, on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) in any mandatory prepayments of the Term Loans (except that the Borrower shall be permitted to prepay any class of pari passu term loans on a greater than pro rata basis as compared to any other class of term loans with a later maturity date than such class);

CONFIDENTIAL	EXHIBIT B

(vii)

the Borrower shall be in pro forma compliance with the Financial Maintenance Covenant (as defined below) as of the most recently ended fiscal quarter for which financial statements have been delivered, after giving pro forma effect to the incurrence of such Incremental Facility and all transactions consummated in connection therewith and all other appropriate pro forma adjustments;

(ix)

except as otherwise specified above, any Incremental Term Loan Facility shall be on terms and pursuant to documentation to be agreed between the Borrower and the applicable lenders providing the Incremental Term Loan Facility; provided further that to the extent such terms and documentation are not consistent with the Term Loan Facility (except to the extent permitted above), such terms shall either be (A) not be materially more restrictive to the Borrower than the terms of the Term Loan Facility (except for covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the Term Loan Facility) or (B) if favorable to the existing Term Lenders, in consultation with the Term Loan Administrative Agent, incorporated into the Term Loan Facility Documentation for the benefit of all existing Term Lenders without further amendment requirements (including, for the avoidance of doubt, at the option of the Borrower, any increase in the applicable margin and/or amortization relating to the existing Term Loan Facility to bring such applicable margin and/or amortization in line with the Incremental Term Loan Facility to achieve fungibility with such existing Term Loan Facility); and

(x)	Incremental Term Loans may not be provided by Affiliated Lenders.

“All-in Yield” means the yield of such indebtedness, whether in the form of interest rate, margin, OID, upfront fees, index floors or otherwise, in each case payable by the Borrower generally to lenders, provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity, and shall not include arrangement fees, structuring fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment and similar fees (regardless of whether paid in whole or in part to the lenders).

The Borrower shall first seek commitments in respect of the Incremental Term Loan Facilities from existing Term Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) prior to seeking Incremental Commitments from additional banks, financial institutions and other institutional lenders or investors who will become Term Lenders in connection therewith (“Additional Lenders”) and such existing Term Lenders shall notify the Borrower and the Term Loan Administrative Agent of their participation in such Incremental Term Loan Facility and offered commitment in respect of such Incremental Term Loan Facility within 5 business days of the Borrower’s notice of its request for the relevant Incremental Term Loan Facility (it being understood that if any existing Term Lender fails to so notify the Borrower and the Term Loan Administrative Agent of its intention to provide (or not provide) any Incremental Commitments within 5 business days of such notice, it shall be deemed to have declined providing or otherwise

CONFIDENTIAL	EXHIBIT B

participating in such Incremental Term Loan Facility); provided that (i) the Term Loan Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender and (ii) the restrictions applicable to “Affiliated Lenders” set forth under “Assignments and Participations” shall apply to commitments in respect of Incremental Term Loan Facilities.

In addition, the Borrower or any of its subsidiaries (provided that the Term Loan Facility Documentation shall include a sub-limitation on the aggregate outstanding principal amount of Incremental Equivalent Debt that is either incurred or guaranteed by any subsidiary of the Borrower that does not constitute a Loan Party in an amount to be mutually agreed (such aggregate sub limitation, the “Shared Non-Guarantor Debt Cap”)) may, in lieu of adding Incremental Term Loan Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt (as defined below) that are either unsecured, secured solely by assets of a subsidiary that does not constitute a Guarantor (subject to the Shared Non-Guarantor Debt Cap) or secured by the Collateral on a junior lien basis to the Term Loan Facility, subject to intercreditor terms reasonably acceptable to the Term Loan Administrative Agent.

“Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then-available Available Incremental Amount incurred by the Borrower or any of its subsidiaries consisting of the issuances of secured loans or notes (with respect to liens on assets of a Loan Party, on a junior lien basis), subordinated loans or notes or senior unsecured loans or notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt; provided that such Incremental Equivalent Debt shall not be subject to the requirements set forth in clauses (iv) (provided that Incremental Equivalent Debt incurred or guaranteed by any subsidiary of the Borrower that does not constitute a guarantor shall be subject to the Shared Non-Guarantor Debt Cap) and (ix) above, and clause (iii) above shall not apply to any indebtedness consisting of a customary bridge facility or interim term facility so long as the long-term debt into which any such customary bridge facility or interim term facility is to be converted satisfies such clauses; provided however, that except as otherwise contemplated above, if such terms and documentation are not consistent with the Term Loan Facility (except for covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the Term Loan Facility), such terms shall either be (A) not be materially more restrictive to the Borrower than the terms of the Term Loan Facility, (B) if favorable to the existing Term Lenders, in consultation with the Term Loan Administrative Agent, incorporated into the Term Loan Facility Documentation for the benefit of all existing Term Lenders without further amendment requirements or (C) current market terms for such type of indebtedness (provided that this clause (C) shall not apply with respect to indebtedness secured by liens on the Collateral).

CONFIDENTIAL	EXHIBIT B

The Borrower shall first seek commitments in respect of the Incremental Equivalent Debt from existing Term Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) prior to seeking commitments for such Incremental Equivalent Debt from other financing sources and such existing Term Lenders shall notify the Borrower of their participation in such Incremental Equivalent Debt and offered commitment in respect of such Incremental Equivalent Debt within 5 business days of the Borrower’s notice of its request for the relevant Incremental Equivalent Debt (it being understood that if any existing Term Lender fails to so notify the Borrower of its intention to provide (or not provide) any Incremental Equivalent Debt within 5 business days of such notice, it shall be deemed to have declined providing or otherwise participating in such Incremental Equivalent Debt).

Refinancing Facilities:	The Term Loan Facility Documentation will permit the Borrower to refinance loans under the Term Loan Facility from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Loan Facility” and collectively, the “Refinancing Term Loan Facilities”) under the Term Loan Facility Documentation with the consent of the Borrower and the institutions providing such Refinancing Term Loan Facility or with one or more additional series of senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu basis with or junior basis to the Term Loan Facility and, if secured, will be subject to customary intercreditor arrangements reasonably satisfactory to the Term Loan Administrative Agent (any such notes, “Refinancing Notes”); provided that:

(i)

any Refinancing Term Loan Facility or Refinancing Notes do not mature, or have a weighted average life to maturity, earlier than the final maturity, or shorter than the weighted average life to maturity, of the loans under the Term Loan Facility being refinanced and shall not include mandatory prepayments that are payable on a greater than pro rata basis with the Term Loan Facility;

(ii)

any Refinancing Notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sales or change of control provisions);

(iii)

the other terms and conditions of such Refinancing Term Loan Facility or Refinancing Notes (excluding pricing, maturity and optional prepayment or redemption terms) are substantially identical to, or (when taken as a whole) less favorable to the investors providing such Refinancing Term Loan Facility or Refinancing Notes, as applicable, than, those applicable to the Term Loan Facility being refinanced (each as determined by the Borrower in good faith) (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loan Facility existing at the time of such refinancing or as are incorporated into the Term Loan Facility Documentation for the benefit of all existing Term Lenders (which may be accomplished without further amendment requirements));

CONFIDENTIAL	EXHIBIT B

(iv)

the proceeds of such Refinancing Term Loan Facility or Refinancing Notes, as applicable shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding term loans under the Term Loan Facility being so refinanced and the payment of fees, expenses and premiums, if any, payable in connection therewith;

(v)

to the extent secured, any such Refinancing Term Loan Facility or Refinancing Notes shall not be secured by any lien on any asset that does not also secure the Term Loan Facility being so refinanced and shall not have a more senior lien priority than the Term Loan Facility being so refinanced;

(vi)	Refinancing Term Loan Facilities and Refinancing Notes may not be guaranteed by any person other than a Borrower or Guarantor;

(vii)

The Borrower shall first seek commitments in respect of any Refinancing Term Loan Facility or Revolving Notes from existing Term Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) prior to seeking commitments for such Refinancing Term Loan Facility or Refinancing Notes from other financing sources and such existing Term Lenders shall notify the Borrower of their participation in such Refinancing Term Loan Facility or Refinancing Notes and offered commitment in respect of such Refinancing Term Loan Facility or Refinancing Notes within 5 business days of the Borrower’s notice of its request for the relevant Refinancing Term Loan Facility or Refinancing Notes (it being understood that if any existing Term Lender fails to so notify the Borrower of its intention to provide (or not provide) any Incremental Notes within 5 business days of such notice, it shall be deemed to have declined providing or otherwise participating in such Refinancing Term Loan Facility or Refinancing Notes); and

(viii)	any Refinancing Term Loan Facility shall be subject to the MFN Provision.

Availability:	The Closing Date Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Closing Date Term Loan Facility that are repaid or prepaid may not be reborrowed.

The Delayed Draw Term Loans will be available to the Borrower in one draw after the Closing Date on the applicable terms set forth in this Term Sheet until the earliest to occur of the date (such date, the “Delayed Draw Facility Termination Date”) (i) on which the Delayed Draw Commitments have been fully drawn and/or the Delayed Draw Commitments have been terminated in full by the Borrower and (ii) that is sixty (60) days after the Closing Date (it being understood that there shall be no conditions (implied or otherwise) to the funding of the Delayed Draw Term Loans under the Delayed Draw Facility (including compliance with the terms of the Commitment Letter, the Fee Letter and the Term Loan Facility Documentation) other than (i) the occurrence of the Closing Date and (ii) the delivery to the Administrative Agent of a notice of borrowing not later than 10 business days prior to the date of such borrowing

CONFIDENTIAL	EXHIBIT B

(and, in each case, upon satisfaction (or waiver by the applicable Lenders under the Delayed Draw Facility) of such conditions, the funding of the applicable Delayed Draw Term Loan shall occur)); provided, that such notice of borrowing may be amended at any time prior to 8:00 p.m., New York City time, on the date immediately before the date of such borrowing to reduce the amount to be borrowed. Amounts borrowed under the Delayed Draw Facility that are repaid or prepaid may not be reborrowed. The proceeds of the Delayed Draw Term Loan shall solely be used to (x) redeem (or, if applicable, satisfy and discharge the applicable indenture with respect thereto) (a) the Company’s 3.25% Convertible Senior Notes (the “3.25% Notes”) in whole or in part on or prior to the date that is 60 calendar days after the Closing Date and (b) the Company’s 2.50% Convertible Senior Notes (the “2.50% Notes”, and together with the 3.25% Notes, the “Convertible Notes”; and the redemption of the Convertible Notes contemplated under this clause (x), the “Convertible Notes Redemption”) in full on or prior to the date that is 60 calendar days after the Closing Date, (y) prepay the Term Loans pursuant to voluntary prepayments made after the Closing Date or mandatory prepayments under clause (E) of Mandatory Prepayments section below and (z) to fund fees and expenses in connection with the Convertible Notes Redemption (the purposes set forth in this clause (z), together with clauses (x) and (y) above, collectively, the “Delayed Draw Term Loan Permitted Purposes”); provided that (i) the Delayed Draw Term Loan shall, at the election of the Borrower, be funded to the Borrower prior to the Convertible Notes Redemption and (ii) unless and until applied for any purpose set forth in clauses (x), (y) or (z) above, the proceeds of the Delayed Draw Term Loan funded to the Borrower shall be held on the balance sheet of a Loan Party and shall not be applied for any other purpose.

Interest Rates and Fees:	As set forth on Annex I hereto.

Documentation Principles:

The definitive documentation for the Term Loan Facility (the “Term Loan Facility Documentation”) shall (a) shall be consistent with this Exhibit B and shall be based on that certain First Lien Credit Agreement between, among others, Rand Logistics, LLC and Ally Bank, dated as of May 14, 2020 (the “Precedent Documentation”), with reasonable modifications thereto to be mutually agreed (including, without limitation, the agency provisions to reflect the guidelines and practices of the Term Loan Facility Administrative Agent), (b) shall reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industries and practices, locations, operations, financial accounting, matters disclosed in the Acquisition Agreement and proposed business plan (including the Sponsor’s investment thesis), (c) shall permit the ABL Facility, (d) shall be negotiated in good faith to finalize the Term Loan Facility Documentation, giving effect to the Limited Conditionality Provision, as promptly as reasonably practicable in light of the expected Closing Date, (f) unless the Borrower has notified the Term Loan Administrative Agent in writing to the contrary, each provision under the Term Loan Facility Documentation shall be determined without giving effect to ASC 842 (Leases) (except that financial statements delivered to the Term Loan Administrative Agent may be prepared giving effect to ASC 842 (Leases) as in effect at the time of such delivery) and (g) shall include standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with all of the foregoing. This paragraph, collectively, the “Term Loan Documentation Principles”. The Term Loan Documentation will be initially drafted by counsel to the Sponsor.

CONFIDENTIAL	EXHIBIT B

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I hereto) plus 2.00% per annum and, in each case, shall be payable on demand (such rate, the “Default Rate”).

Final Maturity and Amortization:	The Term Loan Facility (including, for the avoidance of doubt, the Delayed Draw Facility) will mature on the date that is five years and six months after the Closing Date (the “Maturity Date”).

The Term Loan Facility will amortize in equal quarterly installments, commencing on the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1.0% of the original principal amount of the Term Loan Facility, with the balance payable on the Maturity Date (subject to increase by the original principal amount of any Delayed Draw Term Loan from and after the first date following the incurrence of such Delayed Draw Term Loan on which a quarterly amortization payment is due and payable in respect of the existing Closing Date Term Loans) (with appropriate adjustments as may be necessary to cause Delayed Draw Term Loans to be treated as the same class as Closing Date Term Loans under the Term Loan Facility (it being understood that the Delayed Draw Term Loans shall not be required to be “fungible” with Closing Date Term Loans)); provided that the Term Loan Facility Documentation shall provide the right for individual Term Lenders to agree to extend the maturity date of all or a portion of the outstanding Term Loans on terms and conditions to be set forth in the Term Loan Facility Documentation.

Guarantees:

Subject to the Limited Conditionality Provision, all obligations of the Borrower (the “Borrower Obligations”) under the Term Loan Facility and, at the option of the Borrower (to the extent so designated by the Borrower), under any interest rate protection or other swap or hedging arrangements (other than any Excluded Swap Obligation (to be defined in the Term Loan Facility Documentation)) and cash management arrangements entered into with a Term Lender, the Term Loan Administrative Agent, any affiliate of a Term Lender or the Term Loan Administrative Agent as of the Closing Date or at the time of entering into such arrangements or any other person designated by the Borrower from time to time that is reasonably acceptable to the Term Loan Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned (it being understood, without limitation, that the ABL Administrative Agent (or an affiliate thereof) is reasonably acceptable)) (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally (the “Guarantees”) by the immediate parent company of the Borrower (“Holdings”), the Borrower (except as to its own primary obligations) and each existing and subsequently acquired or organized direct or indirect wholly owned domestic subsidiary of the Borrower (other than any Excluded Subsidiary of the Borrower) (the “Guarantors” and together with the Borrower, the “Loan Parties”).

CONFIDENTIAL	EXHIBIT B

“Excluded Subsidiary” means (i) any immaterial subsidiary (to be defined in a manner consistent with the Documentation Principles), (ii) [reserved], (iii) any subsidiary that is prohibited or restricted by law, rule or regulation or by any contractual obligation from providing a guarantee or that would require a governmental (including regulatory) or third party consent, approval, license or authorization in order to provide such guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), it being understood that Borrower and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization, (iv) any domestic subsidiary (a “FSHCO”) that has no material assets other than (A) the equity and/or debt of one or more foreign subsidiaries that are “controlled foreign corporations” under Section 957 of the Internal Revenue Code (a “CFC”) or one or more FSHCO, (B) intellectual property relating to such CFCs or FSHCO or (C) cash or cash equivalents and other incidental assets related thereto, (v) any domestic subsidiary that is a direct or indirect subsidiary of a foreign subsidiary that is a CFC or a FSHCO, (vi) any captive insurance company, broker-dealer subsidiary, special purpose securitization subsidiary or receivables subsidiary, or not-for-profit subsidiary (each, a “Limited Purpose Subsidiary”), (vii) any subsidiary of the Borrower to the extent that both (I) all or substantially all of the assets of such subsidiary constitute Applicable Vessel Assets and (II) an Applicable Vessel Financing the proceeds of which are primarily used to finance the construction, purchase (or charter-in), repairs, improvements or additions to Vessels of such subsidiary prohibits such guarantee or creates a right of termination in favor of any other party to such Applicable Vessel Financing or otherwise requires third-party consent under such Applicable Vessel Financing (other than from a Loan Party or any subsidiary), (viii) any subsidiary acquired pursuant to a permitted acquisition or other investment permitted by the Facilities Documentation that has assumed debt not incurred in contemplation of such permitted acquisition or other investment and any subsidiary thereof that guarantees such debt, in each case to the extent such debt prohibits such subsidiary from becoming a Guarantor, (ix) other exceptions consistent with the Documentation Principles and (x) any other subsidiary to be mutually agreed. The Borrower may from time to time elect to cause any Excluded Subsidiary to become a Guarantor upon notice to each Administrative Agent (provided that in the case of any foreign subsidiaries, the jurisdiction of such subsidiary shall be in one of the jurisdictions to be mutually agreed or otherwise reasonably acceptable to such Administrative Agent).

Notwithstanding the foregoing, no guarantees will be released solely as a result of a failure of the relevant Guarantor to be a wholly owned subsidiary unless (a) such transaction is entered into for a bona fide business purpose (as determined in good faith by the Borrower) and, for the avoidance of doubt, not the primary purpose of causing such release and (b) the portion of equity interests that caused such Guarantor to cease to be wholly-owned were not transferred to an affiliate of the Borrower (other than for purposes of a bona fide joint venture arrangement on terms that are not less favorable than arms length terms).

CONFIDENTIAL	EXHIBIT B

Notwithstanding the foregoing, each entity that constitutes a guarantor under the ABL Facility shall constitute a Guarantor under the Term Loan Facility.

Security:

Subject to the Limited Conditionality Provision and the Collateral and Guarantee Principles, the obligations of each Loan Party in respect of the Term Loan Facility, shall be secured by (a) a perfected security interest in the ABL Collateral (as defined in Exhibit C), which security interest in the ABL Collateral shall rank second in priority (as between the ABL Facility, on the one hand, and the Term Loan Facility, on the other hand), other than Excluded Assets and (b) a perfected security interest in equipment and fixtures, real estate collateral, intellectual property, owned vessels (or charter-in contracts) of the Loan Parties, and policies and proceeds of insurance in respect thereof and substantially all of the other present and after-acquired assets of each Loan Party (including a pledge of all of the capital stock of the Borrower and its direct and indirect subsidiaries and any Term Loan Priority Collateral Accounts), and the proceeds and products of the foregoing, other than any Excluded Assets, and the ABL Collateral (collectively, the “Fixed Collateral” and, together with the ABL Collateral, the “Collateral”), which security interest in the Fixed Collateral will be first in priority (as between the Term Loan Facility, on the one hand, and the ABL Facility, on the other hand) (including but not limited to (x) a perfected pledge of all the capital stock and intercompany notes directly held by the Borrower or any Guarantor in any subsidiary (in the case of foreign subsidiaries that are CFCs and FSHCOs, limited to 65% of the issued and outstanding capital stock of first tier CFCs and FSHCOs) and (y) perfected security interests in, and mortgages on, equipment, general intangibles, investment property, intellectual property and all material fee-owned real property).

“Excluded Asset” shall mean (i) (x) any owned real property with a value of less than an amount to be agreed (with all required mortgages (together with all related flood hazard information and flood insurance policies) being permitted to be delivered post-closing) and any leased real property (with no requirement to obtain any landlord waiver, estoppel, collateral access letter or similar type of waiver) and, except to the extent a security interest therein can be perfected by filing of an “all assets” UCC financing statement, leasehold interests in all other assets and (y) any owned real property (whether already mortgaged, or is required or intended to be mortgaged, at any time of determination) located in a flood hazard area or such property or mortgage thereon would be subject to any flood insurance due diligence, flood insurance requirements or compliance with any flood insurance laws (it being agreed that if it is subsequently determined that any property subject to, or otherwise required or intended to be subject to, a mortgage is or might be located in a flood hazard area, (A) such property shall be deemed to constitute an Excluded Asset until a determination is made that such property is not located in a flood hazard area and does not require flood insurance and (B) if there is an existing mortgage on such property, such mortgage shall be released if located in a special flood hazard area and would require flood insurance or if it cannot determined whether such real property is located in a special flood hazard area or would require flood insurance if the time or information necessary to make such determination would (as determined by the Borrower in good faith) delay or impair the intended date of funding any loan or effectiveness of any

CONFIDENTIAL	EXHIBIT B

amendment or supplement under the Facilities Documentation), (ii) any motor vehicle, airplane or other asset subject to a certificate of title (in each case, other than any vessel) (other than to the extent a security interest therein can be perfected by filing an “all assets” UCC financing statement and without the requirement to list any VIN, serial or similar number) (for the avoidance of doubt, no vessel shall be excluded under this clause (ii)), (iii) any letter of credit right (other than to the extent such right can be perfected by filing an “all assets” UCC financing statement) and commercial tort claims below a threshold to be agreed, (iv) any governmental or regulatory license or state or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable law (after giving effect to the applicable anti-assignment provisions of the UCC), in each case excluding the proceeds thereof which are not otherwise Excluded Assets, (v) margin stock and any equity interest and asset of any person other than a material wholly-owned subsidiary (other than a Limited Purpose Subsidiary (as defined in “Excluded Subsidiary”)), (vi) any equity interest of (x) any entity that is a first-tier subsidiary and that is a (A) CFC or (B) FSHCO, in each case, in excess of 65% of the voting equity interests of such entity, as applicable, or (y) any domestic subsidiary that is a direct or indirect subsidiary of any CFC or FSHCO, (vii) (I) any lease, license, permit, franchise, authorization or agreement (and the assets subject thereto at the time of the acquisition of such assets) to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit, franchise, authorization or agreement or result in the creation of a security interest thereunder or create a right of termination in favor of any other party thereto (other than a Loan Party or any subsidiary) or otherwise require consent thereunder (provided that there shall be no obligation to obtain such consent) (after giving effect to the applicable anti non-assignment provisions of the UCC), in each case excluding the proceeds thereof which are not otherwise Excluded Assets, (II) any property subject to a purchase money agreement, construction money agreement, capital lease or similar arrangement permitted under the Term Loan Facility to the extent the creation of a security interest therein is prohibited thereby or creates a right of termination in favor of any other party thereto or otherwise requires third-party consent thereunder (other than a Loan Party or any subsidiary) (after giving effect to the applicable anti-assignment provisions of the UCC), in each case excluding the proceeds thereof which are not otherwise Excluded Assets and (III) without duplication of clauses (I) and (II), any vessel and Related Assets (as defined below) with respect to such vessel (in each case, collectively, the “Applicable Vessel Assets”) to the extent any permitted indebtedness (each, an “Applicable Vessel Financing”) the proceeds of which are used to finance the construction, purchase (or charter-in), repairs, improvements or additions to such vessel prohibits the creation of a security in such Applicable Vessel Assets or creates a right of termination in favor of any other party to such Applicable Vessel Financing or otherwise requires third-party consent under such Applicable Vessel Financing (other than from a Loan Party or any subsidiary) (after giving effect to the applicable anti-assignment provisions of the UCC), in each case excluding the proceeds thereof which are not otherwise Excluded Assets, (viii) any pledge or security interest prohibited or restricted by applicable law, rule or regulation or any agreement with any governmental authority or which would require governmental (including regulatory) consent,

CONFIDENTIAL	EXHIBIT B

approval, license or authorization to provide such security interest (after giving effect to the applicable anti-assignment provisions of the UCC) (with no requirement to obtain the consent of any governmental authority or third party), in each case excluding the proceeds thereof which are not otherwise Excluded Assets, (ix) [reserved], (x) any (A) foreign or multinational intellectual property rights and (B) “intent-to-use” trademark application, (xi) any owned vessel with a fair market value of less than an amount to be mutually agreed, (xii) any asset that is deemed to constitute an “Excluded Asset” pursuant to the definition of “Collateral and Guarantee Principles” and (xiii) other exceptions to be mutually agreed.

“Collateral and Guarantee Principles” means that (i) no Loan Party shall be required (A) other than with respect to any vessel or insurance policies with respect thereto, to perfect any pledge, security interest or mortgage by any means other than through (x) any filing pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s) and any filing in any applicable real estate records in the United States with respect to any mortgaged property or any fixture relating to any mortgaged property, (y) any filing in the United States Copyright Office or the United States Patent and Trademark Office with respect to intellectual property or (z) delivery to the Term Loan Administrative Agent to be held in its possession of all Collateral consisting of stock certificates of the Borrower and its wholly-owned pledged subsidiaries and certain instruments with a fair market value in excess of an amount to be mutually agreed, (B) to enter into any account control agreement or lockbox or similar arrangement with respect to any deposit account, securities account or commodities account (other than, solely while the ABL Facility is in effect, with respect to any deposit account subject to the control of the ABL Administrative Agent and other than any deposit or other account into which the identifiable proceeds of sales of Fixed Collateral, and the identifiable proceeds of insurance resulting from casualty of the Fixed Collateral and awards arising from condemnation of the Fixed Collateral are deposited (such deposit or other accounts, collectively, the “Term Loan Priority Collateral Accounts”)), (C) to enter into any source code escrow arrangement or register any intellectual property or (D) to take any action in or required by a jurisdiction other than the United States or with respect to any asset located or titled outside of the United States (and there shall be no guarantee, security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction), (ii) no guarantee shall be required from a subsidiary, and no security shall be required to be granted in any asset, in each case if either (A) providing such guarantee or granting such security interest would result in material adverse tax consequences to the Borrower or any of its subsidiaries, as determined by the Borrower in good faith in consultation with the Administrative Agents or (B) the burden or cost of providing such guarantee or granting such security interest or perfection thereof outweighs the benefit to the applicable lenders of the security to be afforded thereby, in each case as determined by the Borrower and the Administrative Agents in good faith, (iii) the Borrower shall have a period of not less than 90 days after the Closing Date (or such later date as agreed to by the ABL Administrative Agent) to deliver any such control agreements or other third party documents that are otherwise required to be delivered as of the Closing Date under the Term Loan Facility Documentation (other than the Term Loan Priority

CONFIDENTIAL	EXHIBIT B

Collateral Accounts, which (if any) are subject to a post-closing period of 90 days after the Closing Date, which date may be extended by the Term Loan Administrative Agent in its sole discretion) and (iv) the Borrower shall have a period of not less than 120 days after the Closing Date to deliver any vessel mortgages and shall use commercially reasonable efforts to deliver endorsements with respect to associated policies of insurance on such vessels within 120 days after the Closing Date (and shall have a period of not less than 60 days after the acquisition of any applicable vessel acquired after the Closing Date to deliver any applicable vessel mortgage under the Term Loan Facility Documentation).

Notwithstanding the foregoing, the Term Loan Facility Documentation shall contain customary limitations and exceptions with respect to Vessel mortgages consistent with the Term Loan Facility Documentation Principles.

With respect to any ABL Collateral, (x) to the extent that the ABL Administrative Agent extends any period required for delivery of any ABL Collateral (or taking any action with respect to the ABL Collateral), such extension shall be deemed to automatically apply with respect to the Term Loan Facility and (y) to extent that any delivery or notice requirement in respect of any such ABL Collateral shall be extended or waived, the Term Loan Administrative Agent shall automatically be deemed to accept such determination and, in each case, the Term Loan Administrative Agent shall execute any documentation, if applicable, requested by the Borrower in connection therewith.

Mandatory Prepayments:	Loans under the Term Loan Facility shall be prepaid with amounts equal to:

(A)

commencing with the fiscal year ending December 31, 2021, 50% of Excess Cash Flow (to be defined consistent with the Term Loan Documentation Principles), with step-downs to 25.0% and 0.0% at a pro forma Total Net Leverage Ratio of 4.25:1.00 and 3.50:1.00, respectively; provided that the cash amount of any voluntary prepayments, redemptions and repurchases (including permitted loan buy-backs and prepayments in connection with yank-a-bank provisions) of (I) Term Loans or any other indebtedness secured by the Collateral on a pari passu basis with the Term Loan Facility and (II) revolving loans under the ABL Facility (to the extent accompanied by a corresponding permanent reduction in commitments thereunder) (in each case, other than prepayments funded with the proceeds of incurrences of long term indebtedness (other than revolving loans)) shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year; provided, further, that (x) the definition of Excess Cash Flow shall contain a deduction for, among other items, cash payments that the Borrower or any of its Subsidiaries has committed to make in respect of capital expenditures, acquisitions of intellectual property, acquisitions and investments within 365 days after the end of the applicable fiscal year pursuant to binding obligations or letters of intent entered into prior to the date that the Excess Cash Flow payment is due for such period, (y) prepayments shall only be required under this clause (A) if the

CONFIDENTIAL	EXHIBIT B

applicable percentage of Excess Cash Flow is greater than an amount to be mutually agreed consistent with the First Lien Documentation Principles (with only amounts in excess thereof being subject to prepayment) and (z) Excess Cash Flow shall not include the proceeds of cash collections of the Closing Date FEMA Receivables (which, for the avoidance of doubt, shall be subject to clause (C) below);

(B)

100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets (other than assets constituting ABL Collateral) (including as a result of any “casualty event” or other casualty or condemnation) (subject to exceptions to be mutually agreed and set forth in the Term Loan Facility Documentation) by the Borrower and its subsidiaries in excess of a threshold amount per transaction (or series of related transactions) to be mutually agreed, subject to the right of the Borrower and its subsidiaries to reinvest such proceeds if reinvested (or committed to be reinvested) (x) except with respect to a disposition of a vessel, within 12 months after receipt of such net cash proceeds (or if so committed to reinvestment, reinvested within 180 days after such 12 month period) or (y) with respect to the disposition of a vessel (but not, for the avoidance of doubt, business units comprised of vessels and related assets), within 24 months after receipt of such net cash proceeds (or if so committed to reinvestment, reinvested within 180 days after such 24 month period); provided that (I) if the net cash proceeds to be reinvested resulted from an asset sale or other disposition of Collateral, such net cash proceeds shall be reinvested in Collateral and (II) there shall be an aggregate dollar cap on the reinvestment exception under this clause (B) (other than with respect to dispositions of vessels);

(C)

75.0% (the “Closing Date FEMA Receivables Sweep Percentage”) of the sum of (the “Closing Date FEMA Receivables Sweep Amount”) cash collections of accounts receivable owed to the Witt Business (as defined below) from the United States Virgin Islands as of the Closing Date that are contemplated to be reimbursed or paid by FEMA (the “Closing Date FEMA Receivables”);

(D)

100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries after the Closing Date (other than debt permitted under the Term Loan Facility Documentation, other than the Refinancing Term Loan Facility and the Refinancing Notes); and

(E)

to the extent that any portion of the proceeds of the Delayed Draw Term Loans have not been applied for a Delayed Draw Term Loan Permitted Purpose on or prior to the date that is 60 calendar days after the Closing Date, an amount equal to (x) the amount of the Delayed Draw Term Loans funded to the Borrower minus (y) the amount of Delayed Draw Term Loans applied to fund a Delayed Draw Term Loan Permitted Purpose on or prior to date that is 60 calendar days after the Closing Date (the “Specified Delayed Draw Term Loan Prepayment”).

CONFIDENTIAL	EXHIBIT B

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Term Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, to the next scheduled installments of principal of the Term Loan Facility in direct order of maturity.

Any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment pursuant to clause (A), (B) or (D) above (each a “Declining Term Lender”). Any prepayment amount declined by a Declining Term Lender may be retained by the Borrower and used for any purpose not prohibited by the Term Loan Facility Documentation and shall increase the Builder Basket (defined below).

Prepayments from non-United States subsidiaries’ Excess Cash Flow or from proceeds of their asset sales will not be required to the extent such prepayment would result in material adverse tax consequences to the Borrower or any of its subsidiaries or would be prohibited or restricted by applicable law, rule or regulation (each, a “Payment Block”) and the Borrower shall not be required to monitor any such Payment Block and/or reserve cash for future repatriation after it has notified the Term Loan Administrative Agent of the existence of such Payment Block.

Voluntary Prepayments and Reduction in Commitments:

Voluntary prepayments of borrowings under the Term Loan Facility and reductions of commitments will be permitted at any time, in minimum principal amounts to be set forth in the Term Loan Facility Documentation, without premium or penalty (except as provided below), subject to reimbursement of the Term Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Voluntary prepayments of the Term Loan Facility and any Incremental Term Loan Facility shall be permitted at any time, without premium or penalty (except as set forth below). Voluntary reductions of commitments under the Delayed Draw Facility shall be permitted at any time, without premium or penalty, prior to 8:00 p.m., New York City time, on the day immediately before the date of the proposed borrowing of Delayed Draw Term Loans. All voluntary prepayments of the Term Loan Facility and any Incremental Term Loan Facility will be applied to the remaining amortization payments under the Term Loan Facility and Incremental Term Loan Facility, as applicable, and may be applied to either the Term Loan Facility or any Incremental Term Loan Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

All optional prepayments of principal under (and (i) all mandatory prepayments of Term Loans made with the net cash proceeds from issuances of unpermitted debt or Refinancing Term Loan Facilities, (ii) all mandatory assignments in connection with a “repricing transaction”, (iii) all prepayments in connection with a sale of all or substantially all of the assets of the Borrower and its subsidiaries, (iv) all repayments of Term Loans pursuant to clause (E) in

CONFIDENTIAL	EXHIBIT B

“Mandatory Prepayments” above and (v) all repayments of Term Loans following acceleration of such Term Loans by the Term Lenders following an event of default) the Term Loan Facility will be subject to the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the Term Loan Facility as set forth below opposite the relevant period from the Closing Date):

Period	Percentage
Year 1:	103%
Year 2:	102%
Year 3:	101%
Thereafter:	No premium

Certain Defined Terms:

“Consolidated Net Income”, “Consolidated EBITDA” (and component definitions) and other financial definitions shall be defined in a manner consistent with the Term Loan Documentation Principles; provided that Consolidated EBITDA and Consolidated Net Income shall include exclusions and add-backs for: (a) extraordinary, unusual or non-recurring losses, gains or expenses and transaction expenses; (b) non-cash charges, expenses or losses, including, without limitation, any non-cash asset retirement costs, non-cash compensation charges and non-cash translation (gain) loss; provided that accruals or reserves for potential cash items in any future period may or may not (at the election of the Borrower in its sole discretion) be added back in such period and to the extent added back, the cash payment in respect of such accrual or reserve in a future period shall be subtracted from Consolidated EBITDA in such future period; (c) all gains and losses on sales of assets outside the ordinary course of business; (d) restructuring and similar charges; (e) the amount of any permitted management, monitoring, consulting, transaction, termination or advisory fees and related expenses and indemnities paid to the Sponsor; (f) currency translation and transaction gains or losses; (g) [reserved]; (h) LTM pro forma results for acquisitions and dispositions of business entities or properties and other specified transactions (which, for the avoidance of doubt, shall include the acquisition (including pursuant to any charter-in), construction or refurbishment of a vessel, subject to the requirements, including the cap, set forth in clause (u) below and, for the avoidance of doubt, net of any reciprocal adjustments for owned vessels that are sold and chartered in vessels that are returned) and for operational changes, restructurings, cost savings initiatives and other operational initiatives, including any “run-rate” synergies, operating expense reductions and other operating changes, improvements, initiatives and cost savings that are readily identifiable and factually supportable, in each case, determined in good faith by the Borrower to result from actions which have been taken or with respect to which substantial steps have been taken or are expected to be taken no later than 18 months following the end of the applicable test period in which such acquisition, disposition, other specified transaction, operational change, restructuring, cost savings initiative or other operational initiative occurs; (i) adjustments, exclusions and add-backs included in the draft quality of earnings report, dated November 17, 2020 (the “Quality of Earnings Analysis”); (j) letter of credit, letter of guarantee and bankers acceptance fees and costs of surety bonds; (k) effects of purchase accounting; (l) accruals,

CONFIDENTIAL	EXHIBIT B

payments, fees, costs, charges and expenses with respect to any transactions not prohibited by the Facilities Documentation, including, without limitation, permitted dispositions, investments, issuance of equity interests or indebtedness or early extinguishment of indebtedness, hedging agreements or other derivative instruments, in each case whether or not consummated; (m) adjustments consistent with Regulation S-X; (n) public company costs (including Sarbanes Oxley); (o) [reserved]; (p) [reserved]; (q) any net loss from disposed, abandoned, transferred, closed or discontinued operations or assets; (r) any after-tax effect of any income (loss) from the early extinguishment or conversion of indebtedness or hedging obligations or other derivative instruments, any income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items, and any losses due solely to fluctuations in currency values for such period shall be excluded; (s) [reserved]; (t) any vessel drydocking expenses that are eligible to have been treated as capital expenditures under GAAP and (u) the “run-rate” annualized Consolidated EBITDA contribution of newly acquired (including pursuant to any charter-in) or constructed vessels to the extent such vessel is subject to a long-term charter contract (with a minimum remaining contract length of 12 months) based on the contracted rates under such contract for such vessel, subject to a cap on any such increases of 15% (calculated after giving effect to all add-backs and adjustments) (provided, that the “run-rate” annualized Consolidated EBITDA contribution attributable to any newly acquired (including pursuant to any charter-in) or constructed vessels with a minimum remaining long-term charter contract in excess of three years will be excluded from such cap), net of any reciprocal adjustments for owned vessels that are sold and chartered-in vessels that are returned; provided that (A) the definition of Consolidated EBITDA in the Term Loan Facility Documentation shall include a deduction in an amount equal to the sum of (I) the net income (determined in accordance with GAAP) of the Witt O’Briens business (the “Witt Business”) included in Consolidated Net Income for such test period minus (II) the product of (x) four and (y) the average quarterly net income (determined in accordance with GAAP) of the Witt Business for the trailing 20 fiscal quarters then ending and (B) the aggregate amount added back or adjusted under clauses (a), (d) and (h) above in any test period shall not exceed 20.0% of Consolidated EBITDA for such test period (determined after giving effect to all add-backs and adjustments) (the “Shared Cap”). For the avoidance of doubt, the definition of “indebtedness” in the Term Loan Facility Documentation shall exclude the ratable portion of indebtedness of any joint venture subsidiary that corresponds to the minority equity interest of third parties in such non-wholly owned subsidiaries and the income or loss of any Person (other than the Borrower or any of its consolidated Subsidiaries) in which the Borrower or any Subsidiary owns an equity interest shall be excluded, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any of its consolidated Subsidiaries (unless the income of such Subsidiary would otherwise be excluded from Consolidated Net Income).

“First Lien Net Leverage Ratio” shall mean the ratio of (i) consolidated first lien debt (consisting of indebtedness for borrowed money, finance lease obligations and purchase money debt as reflected on the balance sheet of the Borrower and its subsidiaries, in each case secured, in whole or in part, by a lien on the Collateral that is pari passu with the lien securing the Term Loan,

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plus the outstanding principal amount of Convertible Notes) (provided that loans under the ABL Facility shall be deemed to be consolidated first lien debt), minus unrestricted cash and cash equivalents of the Borrower and its subsidiaries to (ii) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements are available.

“Secured Net Leverage Ratio” shall mean the ratio of (i) consolidated secured debt (consisting of indebtedness for borrowed money, finance lease obligations and purchase money debt as reflected on the balance sheet of the Borrower and its subsidiaries, in each case secured, in whole or in part, by a lien on the assets of any Loan Party, plus the outstanding principal amount of Convertible Notes), minus unrestricted cash and cash equivalents of the Borrower and its subsidiaries to (ii) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements are available.

“Total Net Leverage Ratio” shall mean the ratio of (i) consolidated debt (consisting of indebtedness for borrowed money, finance lease obligations and purchase money debt as reflected on the balance sheet of the Borrower and its subsidiaries), minus unrestricted cash and cash equivalents of the Borrower and its subsidiaries to (ii) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements are available.

For purposes of calculating sub-clause (i) of the “First Lien Net Leverage Ratio”, “Secured Net Leverage Ratio” and “Total Net Leverage Ratio”, the amount of unrestricted cash and cash equivalents of the Borrower and its subsidiaries netted therefrom shall not exceed $50.0 million.

“Related Assets” shall mean (i) any insurance policies and contracts from time to time in force with respect to the applicable vessel, (ii) the equity interests of any subsidiary of the Borrower that solely owns the applicable vessel (and other Related Assets thereto), (iii) any earnings solely derived from such vessel, (iv) any charters, operating leases, contracts of affreightment, vessel purchase options and related agreements with respect to such vessel, (vi) any cash collateral account solely with respect to such vessel and (vii) any building, conversion or repair contracts for such vessel.

Representations and Warranties:	Subject to the Limited Conditionality Provision and the Term Loan Documentation Principles, the Term Loan Facility Documentation will contain representations and warranties as are substantially similar to those for the Precedent Credit Documentation, with modifications consistent with the Term Loan Documentation Principles.

Affirmative Covenants:	Consistent with the Term Loan Documentation Principles, substantially similar to those for the Precedent Credit Documentation (and applicable to the Borrower and its subsidiaries and to Holdings) (subject to limitations for materiality, exceptions and qualifications consistent with the Term Loan Documentation Principles), including:

(a)

delivery of annual audited financial statements (commencing with the first fiscal quarter ending after the Closing Date), quarterly unaudited financial statements for each fiscal quarter (and, in connection with the

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annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to any qualification, exception or explanatory paragraph as to “going concern” (other than any qualification, exception or explanatory paragraph resulting solely from (i) an upcoming maturity date of any indebtedness occurring within one year from the time such opinion is delivered or (ii) any actual or potential inability to satisfy a financial maintenance covenant)), in each case with accompanying management discussion and analysis in a form provided to the Sponsor;

(b)

delivery of annual budget reports (prior to an initial public offering only, and with delivery time periods to be consistent with the delivery requirements for the audited financial statements), compliance certificates (provided that concurrently with delivery of each compliance certificate the Borrower shall deliver to the Administrative Agent a copy of the borrowing base report that is then most recently delivered to the ABL Administrative Agent), monthly unaudited flash financial statements or information, and a customary VCOC information letter and other information reasonably requested by the Term Loan Administrative Agent;

(c)	quarterly Term Lender calls;

(d)	notices of defaults under the Term Loan Facility and material adverse effect (including with respect to litigation and pension events);

(e)	inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations to be set forth in the Term Loan Facility Documentation);

(f)	maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance;

(g)	maintenance of existence and corporate franchises, rights and privileges;

(h)	maintenance and inspection of books and records;

(i)	payment of taxes;

(j)	compliance with laws and regulations (including pensions, environmental and Patriot Act, anticorruption and sanctions laws);

(k)	additional Guarantors and Collateral (subject to limitations set forth above in “Guarantees” and “Security”);

(l)	use of proceeds;

(m)	changes in lines of business;

(n)	vessels; and

(o)	further assurances on collateral and guaranty matters (subject to limitations set forth above in “Security”).

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Financial Maintenance Covenant:	Limited to a maximum First Lien Net Leverage Ratio (the “Financial Maintenance Covenant”). The Financial Maintenance Covenant level as of the last day of each fiscal quarter of determination shall be as set forth below.

Fiscal Quarters	First Lien Net Leverage Ratio
First full fiscal quarter ending after the Closing Date through, and including, the fiscal quarter ending on or about December 31, 2022	7.25:1.00

Fiscal quarter ending on or about March 31, 2023 through, and including, the fiscal quarter ending on or about December 31, 2024	6.50:1.00

Fiscal quarters ending thereafter	5.75:1.00

The Financial Maintenance Covenant described above will be tested with respect to the Borrower and its subsidiaries on a consolidated basis on the last day of each fiscal quarter of the Borrower, commencing with the first full fiscal quarter of the Borrower ending after the Closing Date, and shall be subject to a cap of $50.0 million on cash netting.

For purposes of determining compliance with the Financial Maintenance Covenant, any cash equity contribution (which shall be common equity, preferred equity securities and/or convertible preferred equity securities (so long as (i) such preferred equity securities and convertible preferred equity securities do not constitute Disqualified Stock (to be defined consistent with the Term Loan Documentation Principles), and (ii) are in a form reasonably acceptable to the Term Loan Administrative Agent)) made to the Borrower after a time to be set forth in the Term Loan Facility Documentation and on or prior to the date that is 10 days after the date on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Maintenance Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made and no more than five Specified Equity Contributions may be made during the term of the Term Loan Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the

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Borrower to be in pro forma compliance with the Financial Maintenance Covenant, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the Term Loan Facility Documentation, (d) there shall be no pro forma or other reduction in indebtedness (including by way of netting cash) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Maintenance Covenant for the fiscal quarter in which such Specified Equity Contribution is made and (e) subject to the foregoing clause (d), the cash proceeds of any Specified Equity Contribution shall be promptly applied to prepay the Term Loans.

Negative Covenants:	Consistent with the Term Loan Documentation Principles, substantially similar to those for the Precedent Credit Documentation (and applicable to the Borrower and its subsidiaries and to Holdings in the case of clause (i) below) (subject to limitations for materiality, exceptions and qualifications consistent with the Term Loan Documentation Principles), incurrence-based covenants (with baskets and exceptions consistent with the Term Loan Documentation Principles, including, without limitation, the baskets and exceptions set forth below) limiting:

(a)

the incurrence of indebtedness, including exceptions/baskets, with (i) a basket for the ABL Facility in an aggregate principal amount not to exceed $100.0 million, (ii) a general indebtedness basket equal to the greater of $25.0 million and 20.0% of Consolidated EBITDA, (iii) a basket for capital leases and purchase money indebtedness equal to the greater of $45.0 million and 37.5% of Consolidated EBITDA (the “Purchase Money Debt Fixed Basket”) (provided that all or a portion of the Fixed Incremental Amount may be re-allocated to increase the Purchase Money Debt Basket solely for purposes of Purchase Money Vessel Debt (it being understood, for the avoidance of doubt, that Purchase Money Vessel Debt shall include indebtedness to finance the acquisition of the stock of any entity whose sole assets consist of vessels and Related Assets with respect thereto)), (iv) unlimited indebtedness in the form of Purchase Money Vessel Debt (for the avoidance of doubt, excluding any existing vessel of the Borrower or its subsidiaries at the time of incurrence thereof (other than (I) solely with respect to vessels acquired after the Closing Date, to finance the purchase, lease or construction within a customary specified period following the purchase, lease or construction thereof or (II) the maintenance, replacement or improvement of any such existing vessel) subject to pro forma compliance with a Total Net Leverage Ratio of 5.25:1.00 (the “Purchase Money Vessel Ratio Debt Basket”) (for the avoidance of doubt, the Purchase Money Vessel Ratio Debt Basket shall not be subject to the Shared Non-Guarantor Debt Cap but any such indebtedness shall be non-recourse (other than to the applicable vessel and any Related Assets thereof)), (v) indebtedness to finance the replacement of a vessel upon a total loss, condemnation, forfeiture or other taking of title thereof in an aggregate amount no greater than the “ready for sea cost” for such replacement vessel (less all insurance proceeds and damages received by the Borrower or its subsidiaries in

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respect thereof) (and corresponding liens on such replacement vessel and related assets thereto), so long as non-recourse (other than to the applicable vessel and any Related Assets thereof), (vi) indebtedness incurred in relation to the maintenance, repairs and replacements required to maintain vessel classification or in the ordinary course of business, (vii) indebtedness assumed in connection with a permitted acquisition or investment, in each case under this (vii), that is not incurred in contemplation thereof (“Acquired Debt”), in an aggregate amount equal to the sum of (x) the greater of $40.0 million and 35.0% of Consolidated EBITDA and (y) an unlimited amount so long as on a pro forma basis, (1) with respect to any such indebtedness secured by the Collateral on a pari passu basis with the Term Loan Facility, the First Lien Net Leverage Ratio is equal to or less than the Pari Debt Incurrence Ratio, (2) with respect to any such indebtedness secured by the Collateral on a junior lien basis to the Term Loan Facility, the Secured Net Leverage Ratio is equal to or less than the Junior Lien Debt Incurrence Ratio and (3) with respect to any such indebtedness that is unsecured or that is secured solely by assets that do not constitute Collateral, the Total Net Leverage Ratio is equal to or less than the Total Net Leverage Incurrence Ratio and (viii) existing indebtedness (including indebtedness pursuant to the Company’s 3.25% Notes and, solely on or prior to the Delayed Draw Termination Date, the Company’s 2.50% Notes, and any other indebtedness scheduled in the Term Loan Facility Documentation); provided that it is understood and agreed that the Term Loan Facility Documentation shall not include a general “ratio debt” basket or an “incurred acquisition debt” basket (other than Incremental Equivalent Debt and as set forth in clause (vii) above with respect to Acquired Debt);

(b)

liens, including (i) a general liens basket equal to the greater of $25.0 million and 20.0% of Consolidated EBITDA, (ii) a basket for liens incurred in the ordinary course arising from vessel chartering, drydocking, maintenance, repair, bunkering and improvements (and other maritime liens in the ordinary course) (provided that liens incurred under this clause (ii) shall not secure indebtedness for borrowed money), (iii) a customary basket for liens incurred in connection with vessel salvage, (iv) corresponding purchase money liens baskets with respect to the Purchase Money Vessel Ratio Debt Basket and the Purchase Money Debt Basket (in each case, subject to customary limitations on the liens securing such purchase money debt (provided that such liens shall only apply to the applicable vessel and any Related Asset thereto)), (v) liens on assets existing at the time such assets were acquired to the extent, in the case of this clause (k), such liens do not extend to assets other than the assets so acquired and such liens were not effected in contemplation of the applicable acquisition or investment and (vi) existing liens (with such liens to be scheduled in the Term Loan Facility Documentation);

(c)	fundamental changes;

(d)	asset sales;

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(e)

restricted payments (including dividends, and investments and voluntary prepayments, repurchases or redemptions of unsecured debt or contractually payment or lien subordinated debt, in each case, in excess of a threshold amount to be mutually agreed (“Junior Debt”)) which shall allow for (i) restricted payments from a cumulative “builder” basket to equal (the “Builder Basket”) (A) the greater of $15.0 million and 17.5% of pro forma Consolidated EBITDA (this clause (i)(A), the “Builder Basket Starter Prong”), plus (B) 100% of cumulative retained Excess Cash Flow (to the extent greater than zero) since the beginning of the first full fiscal year beginning after the Closing Date (this clause (i)(B), the “Builder Basket Growing Prong”), plus (C) the proceeds of qualified equity issuances and contributions of cash and the fair value of assets after the Closing Date (other than excluded contributions and Specified Equity Contributions) received by the Borrower, plus (D) Declined Amounts, plus (E) other customary items consistent with the Term Loan Documentation Principles (provided that (x) any restricted payments incurred pursuant to the Builder Basket Starter Prong or the Builder Basket Growing Prong shall be subject to no continuing event of default at the time of such incurrence, (y) any restricted payments consisting of dividends made in utilization of the Builder Basket Starter Prong or the Builder Basket Growing Prong shall be subject to pro forma compliance with a Total Net Leverage Ratio of 3.50:1.00 and (z) any restricted payments consisting of voluntary prepayments of Junior Debt made in utilization of the Builder Basket Starter Prong or the Builder Basket Growing Prong shall be subject to pro forma compliance with a Total Net Leverage Ratio of 3.75:1.00), (ii) unlimited restricted payments subject to pro forma compliance with a Consolidated Total Net Leverage Ratio (x) in the case of dividends, equal to 2.50:1.00, (y) in the case of voluntary prepayments of Junior Debt, equal to 2.75:1.00 and (z) in the case of investments, equal to 4.00:1.00 (the “Ratio Based RP Basket”), in each case, subject to no continuing event of default, (iii) restricted payments made after a qualifying IPO equal to 6% of the gross proceeds of a qualifying IPO, (iv) restricted payments under a fixed general basket in an amount to be mutually agreed (subject to a corresponding Consolidated EBITDA grower prong), subject to no continuing event of default, (v) investments under a fixed amount basket to be the greater of $45.0 million and 40.0% of Consolidated EBITDA, (vi) investments in joint ventures or in a person engaged in a Similar Business (to be defined consistent with the Term Loan Documentation Principles) in an amount equal to the greater of $40.0 million and 35.0% of Consolidated EBITDA, (vii) customary permitted investments (including acquisitions (it being understood that for purposes of the Term Loan Facility Documentation “acquisitions” shall include, without limitation, acquisitions of any vessel) consistent with the Term Loan Facility Documentation Principles, including (1) existing investments (with any investments to be scheduled in the Term Loan Facility Documentation), (2) “permitted acquisitions” by any subsidiary or of any entity which

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becomes a subsidiary as a result of such acquisition (subject to (x) no continuing event of default, (y) pro forma compliance with the Financial Maintenance Covenant and (z) delivery of certain items to the Term Loan Administrative Agent consistent with the Term Loan Documentation Principles) and (3) unlimited intercompany investments among the Borrower and its subsidiaries (subject to the Shared Non-Guarantor Investment Cap with respect to intercompany investments by Loan Parties in non-Loan Parties); provided that acquisitions funded by Loan Parties of persons that do not become Guarantors, and investments by Loan Parties in assets that do not become Collateral, under clause (2) above, together with any investments by the Loan Parties in any subsidiary of the Borrower that does not constitute a Loan Party pursuant to clause (3) above, will be subject to a shared fixed dollar cap in an amount equal to the greater of $40.0 million and 35.0% of Consolidated EBITDA (the “Shared Non-Guarantor Investment Cap”) and (viii) any redemption of the Convertible Notes on or prior to maturity thereof;

(f)	burdensome agreements;

(g)	accounting changes;

(h)	transactions with affiliates;

(i)	Holdings to remain a passive holding company (subject to customary exceptions, including for guarantees of debt permitted under the Term Loan Facility and equity offerings of Holdings; and

(j)	amendments to organizational documents.

In the case of the incurrence of any indebtedness or liens or the making of any investments, prepayments of subordinated or junior debt, asset sales or fundamental changes, at the Borrower’s option, the relevant ratios and baskets shall be determined, and any default or event of default blocker shall be tested, in accordance with “limited condition transaction” provisions consistent with the Term Loan Documentation Principles.

Certain baskets (and definitions used therein) governing investments, liens and indebtedness which contain a fixed dollar basket, threshold or exception shall include corresponding “grower” prongs based on a corresponding percentage of Consolidated EBITDA and each covenant (a) shall permit any transaction that is scheduled in the Acquisition Agreement, as applicable, (b) shall permit reliance, at the Borrower’s option, on one or more, or a combination of, fixed dollar (including any related builder or grower component) baskets, exceptions and thresholds (“Fixed Baskets”) and baskets, exceptions and thresholds that are subject to an incurrence-based financial ratio or test (“Non-Fixed Baskets”), and (c) in calculating any Non-Fixed Baskets (including any financial incurrence tests), any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Basket in a concurrent transaction with the amount incurred, or transaction entered into or consummated, under an applicable Non-Fixed Basket, shall not be given effect in calculating the applicable Non-Fixed Basket (but, for the avoidance of doubt, giving pro forma effect to the use of proceeds of the applicable Fixed Basket).

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Unrestricted Subsidiaries:	None.

Events of Default:	Limited to the following (and applicable to Holdings, the Borrower and its subsidiaries): nonpayment of principal when due; nonpayment of interest or other amounts after a five business day grace period; violation of covenants (subject, in the case of certain of the affirmative covenants, to a thirty day grace period); incorrectness of representations and warranties in any material respect; cross payment default (limited to payments of principal and interest only) and cross acceleration to the ABL Facility (or to the extent the lenders thereunder have terminated commitments under the ABL Facility on account of an event of default thereunder), and cross default and cross acceleration to other material indebtedness (other than Purchase Money Vessel Debt that is non-recourse (other than to the applicable vessel and any Related Assets thereof)); bankruptcy or other insolvency events of Holdings, the Borrower or its material subsidiaries (with a customary grace period for involuntary events); material monetary judgments; material pension events; actual or asserted invalidity of material guarantees or security documents; and Change of Control (to be defined consistent with the Term Loan Documentation Principles).

Voting:

Except as otherwise indicated herein (including in regard to the Incremental Term Loan Facilities), amendments and waivers of the Term Loan Facility Documentation will require the approval of Term Lenders holding more than 50% of the aggregate amount of the loans under the Term Loan Facility (the “Required Term Lenders”) and acknowledgement by the Term Loan Administrative Agent shall be required, except that (i) solely the consent of each Term Lender directly and adversely affected thereby shall also be required with respect to: (A) increases in or extensions of the commitment of such Term Lender, (B) reductions of principal, interest or fees (but not by virtue of a waiver or amendment to the terms of any mandatory prepayment or any obligation to pay the Default Rate, any waiver or any change to the definition of a financial ratio) of such Term Lender, (C) reductions in the amount of or extensions of scheduled amortization payments or final maturity or times for payment of interest and fees (but not by virtue of a waiver or amendment to the terms of any mandatory prepayment or any obligation to pay the Default Rate, any waiver or any change to the definition of a financial ratio) to such Term Lender, (D) changes to the currency of any loan and (E) changes in pro rata sharing or payment “waterfall” provisions, (ii) the consent of 100% of the Term Lenders will be required with respect to (A) modifications to any of the voting percentages (other than modifications in connection with repurchases of term loans, amendments with respect to Incremental Term Loan Facilities and amendments with respect to extensions of maturity, which shall only require affected lender vote) and (B) releases of all or substantially all of the Guarantors or releases or subordination of liens on all or substantially all of the Collateral (other than in connection with actions permitted under the Term Loan Facility Documentation) and (iii) protections for the Term Loan Administrative Agent to be set forth in the Term Loan

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Facility Documentation. Notwithstanding the foregoing, changes in terms and conditions in the Term Loan Facility Documentation made or proposed to be made in connection with any Incremental Term Loan Facility or Refinancing Term Loan Facility that benefit existing Term Lenders may be effected without the affirmative vote of such Term Lender or Term Lenders.

The Term Loan Facility Documentation shall contain customary provisions for, among other similar provisions, (i) replacing non-consenting Term Lenders in connection with amendments and waivers requiring the consent of all Term Lenders or of all Term Lenders directly affected thereby so long as Term Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Term Loan Facility shall have consented thereto; (ii) replacing, prepaying or terminating the commitments of any Term Lender failing to, or that the Borrower or the Term Loan Administrative Agent otherwise reasonably believes may fail to, fund its commitments (a “Defaulting Term Lender”) and (iii) replacing, prepaying or terminating the commitments or loans of any Term Lender seeking indemnity for increased costs or grossed-up tax payments. Subject to exceptions to be set forth in the Term Loan Facility Documentation, no Defaulting Term Lender shall have any right to approve or disprove any amendment, waiver or consent under the Term Loan Facility Documentation, and any amendment, waiver or consent which by its terms requires the consent of all of the Term Lenders or each affected Term Lender may be effected with the consent of the applicable Term Lenders other than Defaulting Term Lenders.

The Term Loan Facility Documentation will permit amendments thereof that address a repricing transaction in which any tranche of Term Loans is refinanced with a replacement tranche of Term Loans bearing a lower All-in Yield, with only the consent of the Term Lenders holding such loans subject to such repricing transaction that will continue as a Term Lender in respect of the repriced tranche of term loans.

In addition, if the Term Loan Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity or omission, defect or inconsistency of a technical nature in the Term Loan Facility Documentation, then the Term Loan Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Term Lenders to the Term Loan Administrative Agent within five business days following receipt of notice thereof.

The Term Loan Facility Documentation will permit guarantees, collateral security documents and related documents to be, together with the credit agreement, amended and waived with the consent of the Term Loan Administrative Agent at the request of the Borrower without the need for consent by any other Term Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral security document or other document to be consistent with the Term Loan Facility Documentation.

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Cost and Yield Protection:

The Term Loan Facility Documentation will include customary tax gross-up, cost and yield protection provisions (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III).

Assignments and Participations:

After the Closing Date, the Term Lenders will be permitted to assign (except to Disqualified Lenders (provided that the list of Disqualified Lenders shall be made available to any Term Lender upon written request)) or natural persons loans and/or commitments under the Term Loan Facility with the consent of the Borrower and the Term Loan Administrative Agent (in each case not to be unreasonably withheld, conditioned or delayed); provided that (A) the Borrower shall have absolute consent rights with regard to any proposed assignment to a Disqualified Lender, (B) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default or (ii) with respect to any Term Loans and/or commitments, if such assignment is an assignment to another Term Lender or an affiliate of a Term Lender or an approved fund related thereto and (C) no consent of the Term Loan Administrative Agent shall be required with respect to assignment of any Term Loans, if such assignment is an assignment to another Term Lender, an affiliate of a Term Lender or an approved fund. Each assignment (other than to another Term Lender, an affiliate of a Term Lender or an approved fund) will be in an amount of an integral multiple of $1 million in the case of the Term Loan Facility (or lesser amounts, if agreed between the Borrower and the Term Loan Administrative Agent) or, if less, all of such Term Lender’s remaining loans and commitments of the applicable class. The Term Loan Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (or group of affiliated or related assignments). For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within ten (10) business days of a request for such consent.

The Term Lenders will be permitted to sell participations (except to Disqualified Lenders (provided that the list of Disqualified Lenders shall be made available to any Term Lender upon written request) or natural persons) in loans and commitments in accordance with the Term Loan Facility Documentation and applicable law. The Term Loan Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Term Loan Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Term Lender or participant or prospective Term Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender. Designations of Disqualified Lenders may not apply retroactively to disqualify any entity that has previously acquired an assignment or participation in the Term Loan Facility. Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Term Lenders (or all directly and adversely affected Term Lenders, if the participant is directly and adversely affected) would be required. Pledges of loans in accordance with applicable law shall be permitted.

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Assignments of loans or commitments under the Term Loan Facility to Affiliated Lenders (as defined below) shall be permitted subject to the following limitations:

(i)

Affiliated Lenders (other than Affiliated Debt Funds (as defined below)) will not receive information provided solely to Term Lenders by the Term Loan Administrative Agent or any Term Lender and will not be permitted to attend/participate in meetings not attended by the Borrower;

(ii)

for purposes of any amendment, waiver or modification of the Term Loan Facility Documentation or any plan of reorganization that in either case does not require the consent of each Term Lender or each affected Term Lender or does not adversely affect such Affiliated Lender (other than Affiliated Debt Funds) in any material respect in its capacity as a Term Lender as compared to other Term Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Term Lenders voting on such matter; provided, that an Affiliated Debt Fund will not be subject to such voting limitations and will be entitled to vote as if it was a Term Lender, except that for any Required Term Lender vote, Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Term Lenders have consented to any amendment or waiver;

(iii)	Affiliated Lenders (other than Affiliated Debt Funds) will not receive advice of counsel to the Term Loan Administrative Agent or to the Term Lenders other than Affiliated Lenders;

(iv)	Affiliated Lenders shall identify themselves as such in the applicable loan assignment documentation;

(v)	Affiliated Lenders will not receive any “lender only” information and will not be permitted to attend/participate in “lender only” meetings; and

(vi)

the amount of Term Loans and any pari passu Incremental Term Loan Facility or Refinancing Term Loan Facility purchased by Affiliated Lenders (other than the Borrower or any subsidiary thereof) may not exceed in the aggregate 25% of the outstanding principal amount of such debt, calculated as of the date of such purchase.

Assignments of Term Loans or Delayed Draw Commitments to Holdings, the Borrower or any subsidiary thereof shall be permitted (i) as open market purchases or (ii) so long as any offer to purchase or take by assignment any Term Loans or Delayed Draw Commitments by Holdings, the Borrower or any subsidiary thereof shall have been made to all Term Lenders on a pro rata basis (with customary Dutch auction buyback mechanics to be set forth in the Term

CONFIDENTIAL	EXHIBIT B

Loan Facility Documentation), subject to customary limitations to be set forth in the Term Loan Facility Documentation. The loans and/or commitments purchased by Holdings, the Borrower or any subsidiary thereof shall be immediately cancelled.

As used herein,

“Affiliated Lender” means the Sponsor and its affiliates, other than Holdings, the Borrower or any subsidiary thereof; and “Affiliated Debt Fund” means an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Disqualified Lender” means, collectively, (i) those banks, investors, financial institutions and other institutional lenders, in each case, separately identified by name in writing by the Sponsor to the Term Loan Administrative Agent prior to the date of this Commitment Letter, (ii) competitors that directly or indirectly are engaged in the same or similar line of business as the Borrower or its subsidiaries or the Company and identified by name in writing by the Borrower or the Sponsor to the Term Loan Administrative Agent prior to, on or after the Closing Date (but which supplementation after the date of this Commitment Letter, if any, shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Term Loan Facility) or (iii) in the case of each of clauses (i) and (ii), any of their affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the competitors referenced in clauses (i) and (ii) above) that are either (a) identified in writing by the Borrower or the Sponsor from time to time prior to, on or after the Closing Date (provided that such affiliates identified by the Borrower or the Sponsor after the date of this Commitment Letter pursuant to this clause (a) shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Term Loan Facility) or (b) readily identifiable on the basis of such affiliate’s name.

Expenses and Indemnification:

The Borrower shall pay all reasonable and documented out-of-pocket costs and expenses of the Term Loan Administrative Agent and the Initial Term Lenders (without duplication) in connection with the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Term Loan Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein (and, if reasonably necessary, any special or local counsel in jurisdictions material to the interests of the Term Lenders and, in the case of any actual or perceived conflict of interest, one additional counsel) or otherwise retained with the Borrower’s consent (which consent shall not be unreasonably withheld, delayed or conditioned)).

CONFIDENTIAL	EXHIBIT B

The Borrower and the Guarantors, jointly and severally, will indemnify the Term Loan Administrative Agent, the Term Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel for all indemnified persons and, if reasonably necessary, one maritime counsel and one firm of local counsel in jurisdictions material to the interests of the Term Lenders) (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict, of one additional firm of counsel (and local counsel) in each relevant jurisdiction to each group of similarly affected indemnified persons) and all losses, claims, damages and liabilities of the indemnified persons arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person), that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that none of the Term Loan Administrative Agent or any Term Lender (or any of their respective affiliates, or any of its or their respective officers, directors, employees, advisors, agents, controlling persons or other representatives) will be indemnified for any loss, claim, damage, cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of its or their respective officers, directors, employees, agents or members of any of the foregoing, a material breach of the Term Loan Facility Documentation by any such persons, disputes between and among indemnified persons (other than disputes involving claims against the Term Loan Administrative Agent or any other agent in their respective capacities as such) and not involving any act or omission by the Borrower or its affiliates or settlements effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Governing Law and Forum:	New York.

Counsel to the Term Loan Administrative Agent and the Initial Term Lenders:	Latham & Watkins LLP.

CONFIDENTIAL	ANNEX I to EXHIBIT B

Interest Rates:	The interest rates under the Term Loan Facility will be, at the option of the Borrower, (a) Adjusted LIBOR plus 6.75% or (b) ABR plus 5.75%; provided that, following delivery of financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, the interest rate spreads will be subject to two step-downs of 25 basis points each based upon compliance with a Total Net Leverage Ratio of 4.00:1.00 and 3.00:1.00, respectively.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Term Lenders, 12 months or a period of shorter than one month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate published by the Wall Street Journal as the “prime rate,” (ii) the Federal Funds Effective Rate (which in no event shall be less than zero) plus 1/2 of 1.00% and (iii) the one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” is the London interbank offered rate for dollars, adjusted for statutory reserves (which in no event shall be less than 1.00% per annum).

Delayed Draw Facility Commitment Fees:

For the period from and including the Closing Date to and including the Delayed Draw Facility Termination Date, a fee in an amount equal to (the “Delayed Draw Facility Commitment Fee Rate”) 3.375% per annum on the average daily undrawn portion of the Delayed Draw Commitments of non-Defaulting Lenders in respect of the Delayed Draw Facility during such period, payable on the Delayed Draw Facility Termination Date, and calculated based on the number of days elapsed in a 360-day year.

I-B-1

EXHIBIT C

Project Safari

Senior Secured Asset-Based Revolving Facility

Summary of Principal Terms and Conditions3

Borrower:	The Borrower (provided that the borrowers under the ABL Facility shall also include each wholly-owned domestic subsidiary thereof that is designated as such by the Borrower from time to time).

Guarantors:	Subject to the Limited Conditionality Provisions and the Collateral and Guarantee Principles, the obligations of the Borrower in respect of the ABL Facility and, at the Borrower’s option, any Loan Party’s (or any of its subsidiary’s) obligations in respect of any swap, hedging and cash management obligations owed to any Lender under the ABL Facility or any affiliate of the foregoing or any other person designated by the Borrower from time to time that is reasonably acceptable to the ABL Loan Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) (“Swap/Cash Management Obligations”) will be unconditionally guaranteed jointly and severally (the “Guarantees”) by the immediate parent company of the Borrower (“Holdings”), the Borrower (except as to its own primary obligations) and each existing and subsequently acquired or organized direct or indirect wholly owned domestic subsidiary of the Borrower (other than any Excluded Subsidiary of the Borrower) (each, a “Guarantor” and, together with the Borrower, a “Loan Party”).

“Excluded Subsidiary” will be defined substantially the same as the Term Loan Facility Documentation.

Notwithstanding the foregoing, no guarantees will be released solely as a result of a failure of the relevant Guarantor to be a wholly owned subsidiary unless (a) such transaction is entered into for a bona fide business purpose (as determined in good faith by the Borrower) and, for the avoidance of doubt, not the primary purpose of causing such release and (b) the portion of equity interests that caused such Guarantor to cease to be wholly-owned were not transferred to an affiliate of the Borrower (other than for purposes of a bona fide joint venture arrangement on terms that are not less favorable than arms length terms). In addition, if any Guarantor is released and such Guarantor owned ABL Collateral included in the calculation of the Borrowing Base having a value in excess of an amount to be agreed, the Borrower shall deliver to the ABL Administrative Agent an updated Borrowing Base certificate demonstrating the pro forma Borrowing Base after giving effect to the release of such Guarantor.

Notwithstanding the foregoing, each entity that constitutes a guarantor under the Term Loan Facility shall constitute a Guarantor under the ABL Facility.

[3]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

CONFIDENTIAL	EXHIBIT C

Administrative Agent:	Ally Bank (in its capacity as administrative agent and collateral agent in respect of the ABL Facility, the “ABL Administrative Agent”).

ABL Lenders:	A syndicate of banks, financial institutions and other institutional lenders, including the Initial ABL Lenders, arranged by the Initial ABL Lenders and reasonably acceptable to the Borrower, but excluding Disqualified Lenders (collectively, the “ABL Lenders”); provided that nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations”.

Principal Amount:	A senior secured asset-based revolving credit facility in an initial committed amount of $100.0 million (the “ABL Facility”; the commitments thereunder, the “ABL Commitments” and the loans thereunder, the “ABL Loans”). The ABL Facility shall be available in United States dollars.

Maturity and Amortization:	The ABL Facility will mature on the date that is 5 years after the Closing Date (the “ABL Maturity Date”). The ABL Facility will not amortize. Amounts repaid or prepaid under the ABL Facility may be reborrowed.

Availability and Use of Proceeds:	Availability to the Borrower will be based on Excess Availability (as defined below). Subject to Excess Availability, ABL Loans will be available at any time prior to the ABL Maturity Date in minimum principal amounts to be agreed upon and, in the case of ABR Loans, on same-day notice. The proceeds of the ABL Facility may be used (a) on the Closing Date, (i) to replace, backstop or cash collateralize existing letters of credit, guarantees or performance or similar bonds or to issue new letters of credit, (ii) to fund ordinary course working capital needs of the Company and its subsidiaries and (iii) to fund working capital adjustments, if any, under the Acquisition Agreement and (iv) to fund Transaction Costs, in the aggregate under this clause (iv), in an amount not to exceed $5.0 million and (b) after the Closing Date, for working capital, capital expenditures and other general corporate purposes (including, without limitation, permitted acquisitions and investments, the making of permitted restricted payments and other transactions not prohibited under the ABL Facility Documentation) of the Borrower and its subsidiaries. For purposes of calculating interest under the ABL Facility, any ABL Loans borrowed will first be deemed to be borrowed in reliance on the Supplemental Amount.

“Excess Availability” means, at any time, (i) the lesser of (x) the aggregate amount of commitments under the ABL Facility at such time (the “Aggregate ABL Commitments”) and (y) the Borrowing Base in effect at such time (such lesser amount, the “Line Cap”) minus

CONFIDENTIAL	EXHIBIT C

(ii) the sum, without duplication, of (1) the aggregate principal amount of ABL Loans and Swingline Loans (as defined below), (2) the aggregate amount of unreimbursed drawing in respect of Letters of Credit (as defined below) and (3) the aggregate face amount of all undrawn Letters of Credit, in each case under the ABL Facility at such time (this clause (ii), the “Total Exposure”).

“Borrowing Base” means, at any time of calculation (other than as provided below in respect of the period prior to the delivery of the Initial Asset Appraisal and Field Exam), an amount equal to:

(a) 90% (for investment grade Eligible Accounts) or 85% (for non-investment grade Eligible Accounts) of the Eligible Accounts of the Loan Parties, taken as a whole, plus

(b) 100% of the Qualified Cash of the Loan Parties, taken as a whole, plus

(c) the Supplemental Amount, minus

(c) Reserves.

“Supplemental Amount” means the lesser of (x) $25,000,000 and (y) the Applicable Advance Rate of Eligible Aged FEMA Accounts (not to exceed $100.0 million). The Borrower shall permitted to any time and from time to time in its sole discretionary voluntarily reduce clause (x) of the Supplemental Amount and/or the Applicable Advance Rate upon notice to the ABL Administrative Agent.

“Applicable Advance Rate” means, initially 25%, which percentage will reduce quarterly (on the last day of each full fiscal quarter ending after the Closing Date) by 1.25%.

If the Loan Parties (x) collect Eligible Aged FEMA Accounts in excess of an amount to be agreed during any month or (y) are required to make a mandatory prepayment of the Term Loan Facility with the proceeds of Eligible Aged FEMA Accounts, an updated pro forma Borrowing Base will be required (updating the calculation of the Supplemental Amount).

The definitions of “Eligible Account”, “NOLV”, “Cost” and “Reserves” (and, in each case, the component definitions thereof) shall be defined in a manner to be agreed but in no event shall be less favorable to the Loan Parties than the ABL Facility Documentation Principles.

“Eligible Aged FEMA Accounts” shall be defined to consist of the Closing Date FEMA Receivables (as defined in Exhibit B) that do not constitute Eligible Accounts on account of the aging and credit requirements applicable to Eligible Accounts.

CONFIDENTIAL	EXHIBIT C

The establishment or increase of any Reserve against the Borrowing Base shall be limited to such Reserves against the applicable Borrowing Base as the ABL Administrative Agent from time to time determines in its Permitted Discretion (as defined below) as being necessary (i) to reflect items that could reasonably be expected to adversely affect the value or collectability of the Eligible Accounts or (ii) to reflect items that could reasonably be expected to adversely affect the enforceability or priority of the ABL Administrative Agent’s liens on the applicable ABL Collateral; provided that (i) if paid after principal under the ABL Facility in the default waterfall with respect to ABL Collateral, Reserves in respect of cash management obligations shall require the consent of the Borrower, (ii) if paid after principal under the ABL Facility in the default waterfall with respect to ABL Collateral, reserves in respect of hedging obligations secured by the Collateral shall require the consent of the Borrower, (iii) notwithstanding anything to the contrary herein, the amount of any such Reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change, (iv) no Reserves or changes shall be duplicative of Reserves or changes already accounted for through eligibility criteria (including collection/advance rates) and (v) no Reserves shall be imposed on the first 5% of dilution of Eligible Accounts (for non-investment grade Eligible Accounts) or the first 2% of dilution of Eligible Accounts (for investment grade Eligible Accounts) and thereafter no dilution Reserve shall exceed 1% for each incremental whole percentage in excess thereof. For the avoidance of doubt, the ABL Facility Documentation shall not include reserves in respect of inventory or other assets of a type not contemplated by the Borrowing Base (including, without limitation, rent reserves). After the Closing Date, the ABL Administrative Agent reserves the right to establish or modify Reserves against the Borrowing Base, acting in its Permitted Discretion, upon at least five business days’ prior written notice to the Borrower (which notice shall include a reasonably detailed description of such Reserve being established and the basis for such Reserve).

During such five business day period, the ABL Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the ABL Administrative Agent; provided that during such five business day period, borrowings that would cause Total Exposure to exceed the Line Cap upon imposition of such Reserve shall not be permitted..

“Permitted Discretion” means the commercially reasonable judgment of the ABL Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions.

CONFIDENTIAL	EXHIBIT C

“Qualified Cash” means unrestricted (such cash not being subject to any other liens, other than permitted liens) cash owned by any Loan Party that is held in a deposit account either (x) maintained with the ABL Administrative Agent or (y) over which the ABL Administrative Agent has a perfected first priority security interest and lien and for which the ABL Administrative Agent has received a springing deposit account control agreement in form and substance reasonably acceptable to the ABL Administrative Agent. Consistent with the ABL Documentation Principles, the ABL Administrative Agent shall receive a daily report of the cash balances for such deposit accounts if requested by the ABL Administrative Agent during the continuance of a Cash Dominion Trigger Period and shall be notified prior to, or concurrently with, any withdrawals therefrom during the continuance of a Cash Dominion Trigger Period. For the avoidance of doubt, Qualified Cash shall not include (x) any identifiable proceeds of Fixed Collateral or (y) proceeds Eligible Aged FEMA Accounts required to be utilized to repay the Term Loan Facility.

The Borrower will be required to deliver, not later than 120 days after the Closing Date (or such longer period of time as the ABL Administrative Agent may agree in its sole discretion) (the “Report Required Date”), a field exam (the “Initial Field Exam”) from one or more third parties that are reasonably satisfactory to the ABL Administrative Agent.

In the event the ABL Administrative Agent has not received the Initial Field Exam prior to the Closing Date, during the period from the Closing Date until the earlier of (a) the ABL Administrative Agent’s receipt of the Initial Field Exam and (b) the Report Required Date, the Borrowing Base shall be deemed to be $75.0 million and no Borrowing Base certificates will be required. After the ABL Administrative Agent’s receipt of the Initial Field Exam, the Borrowing Base shall be calculated as provided above. In the event that the ABL Administrative Agent has not received the Initial Field Exam by the Report Required Date, the Borrowing Base shall be deemed to be $0 until the Initial Field Exam is delivered; provided, further, that there shall be no default or event of default solely as a result of a failure to complete and deliver the Initial Field Exam within the applicable time period. For the avoidance of doubt, the completion of the Initial Field Exam shall not be a condition to the availability of the ABL Facility on the Closing Date. Prior to the completion of the applicable field examination, the portion of the Borrowing Base that is attributable to the assets of the target in any permitted acquisition or other similar investment will be limited to the lesser of (1) 25% of the total Borrowing Base (after giving effect to inclusion of any such acquired assets) and (2) (i) for each subsequent Borrowing Base certificate that is required to be delivered after the date of closing of such permitted acquisition (the “Acquisition Date”) and prior to the date that is 120 days after the Acquisition Date, such Borrowing Base shall include 70% of the

CONFIDENTIAL	EXHIBIT C

Eligible Accounts of such target, (ii) thereafter through the date that is 180 days after the Acquisition Date (or such later date as may be agreed to by the ABL Administrative Agent as provided above), such Borrowing Base shall include 55% of the Eligible Accounts and (iii) thereafter, the Borrowing Base shall not include such assets until the applicable field examination has been delivered.

Letters of Credit:	A portion of the ABL Facility not less than an amount to be agreed (the “LC Sublimit”) shall be available for the issuance of trade and standby letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments (the “Letters of Credit”) by the ABL Administrative Agent and one or more ABL Lenders reasonably satisfactory to the Borrower and the ABL Administrative Agent who agree to issue (or cause the issuance of) Letters of Credit (in such capacity, each an “Issuing Lender”) in United States dollars and other currencies to be agreed; provided that the ABL Administrative Agent shall not be required to issue (or cause the issuance) of any Letter of Credit other than a standby Letter of Credit without its consent. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the applicable Issuing Lender and (b) the ABL Maturity Date, unless cash collateralized or backstopped; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above unless cash collateralized or backstopped). Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with their own funds or with the proceeds of ABL Loans) within two business days following notice from the Issuing Lender to the Borrower of such draw. To the extent the Borrower do not so reimburse the applicable Issuing Lender, the ABL Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Letters of Credit may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments (including by “grandfathering” the foregoing into the ABL Facility).

Swingline Loans:	A portion of the ABL Facility not less than an amount to be agreed (the “Swingline Sublimit”) shall be available for swingline loans (the “Swingline Loans”) from the ABL Administrative Agent (in its capacity as swingline lender, the “Swingline Lender”) on same-day notice. Except for purposes of calculating the commitment fee described in Annex I, any Swingline Loans will reduce Excess Availability under the ABL Facility on a dollar-for-dollar basis. Each ABL Lender shall be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis. Swingline Loans shall be funded in United States dollars and other currencies to be agreed.

CONFIDENTIAL	EXHIBIT C

Incremental ABL Facility:	The Borrower will have the right from time to time, on one or more occasions, to (i) increase the size of the ABL Facility or (ii) establish “last out” (which may be term loan) tranches (each, an “Incremental ABL Facility”), in an aggregate principal amount not to exceed the sum of (x) $25.0 million (the “ABL Fixed Incremental Amount”) plus (y) commitment reductions under the ABL Facility (including the termination of commitments in connection with any “yank-a-bank” provisions) plus (z) the amount by which the Borrowing Base exceeds the Aggregate ABL Commitments at any time, such increases to be on the same terms as the ABL Facility (except in the case of a “last-out” Incremental ABL Facility, which shall be on terms as agreed with the lenders providing such “last-out” ABL Facility, with no MFN or similar provisions and no limitations on terms except that such “last-out” Incremental ABL Facility shall have a final maturity no earlier than the existing final maturity); provided that except in the case of a “last-out” Incremental ABL Facility the proceeds of which are used to consummate a Limited Condition Transaction, no event of default shall have occurred and be continuing or would result therefrom and the representations and warranties in the ABL Facility Documentation shall be true and correct in all material respects on and as of the date of the incurrence of such Incremental ABL Facility (although any representation or warranty which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) (subject to, in the case of any “last-out” Incremental ABL Facility the proceeds of which are used to consummate a Limited Condition Transaction, customary “Sungard” or “certain funds” conditionality limitations). No consent of any ABL Lender (other than ABL Lenders participating in such increase) will be required to effect any such increase. Such increased amount may be provided by existing ABL Lenders or other persons who become ABL Lenders in connection therewith, subject to the consent of the ABL Administrative Agent, each Issuing Bank and the Swingline Lender, in each case not to be unreasonably withheld or delayed. No existing ABL Lender will be obligated to provide any Incremental ABL Facility.

The proceeds of the Incremental ABL Facilities will be used for working capital, capital expenditures and other general corporate purposes (including permitted acquisitions and payment of permitted dividends) of the Borrower and their respective subsidiaries.

The ABL Facility Documentation shall contain customary “amend and extend” provisions pursuant to which individual ABL Lenders may agree to extend the maturity date of their outstanding loans or commitments (which may include, among other things, an increase in the interest rate or commitment fee payable in respect of such extended loans or commitments, with such extension not subject to any “default stopper”, financial test or “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other ABL Lender (it being understood that (i) no existing ABL

CONFIDENTIAL	EXHIBIT C

Lender will have any obligation to commit to any such extension and (ii) the Borrower may pay-down the non-extending ABL Lenders and terminate the non-extended commitments on the original scheduled maturity date).

Fees and Interest Rates:	As set forth on Annex I to this Term Sheet.

Optional Prepayments and Commitment Reductions:	The ABL Facility may be prepaid, in whole or in part and commitments may be reduced, in whole or in part, at the option of the Borrower, without premium or penalty, in minimum amounts to be agreed, at any time upon same day notice (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I), three business days’ prior notice) (which may be conditioned upon the occurrence of a refinancing or other event), subject to customary provisions providing for the reimbursement of the ABL Lenders’ actual breakage and redeployment costs (other than lost profits) in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Mandatory Prepayments:	If at any time the aggregate amount outstanding under the ABL Facility exceeds the Line Cap (an “Overadvance”), the Borrower will immediately repay outstanding ABL Loans and/or cash collateralize Letters of Credit in an aggregate amount equal to such excess, except that there shall be a grace period to be mutually agreed with respect to any Overadvance solely caused by changes in the exchange rate of non U.S. dollar currencies. The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of ABL Facility commitments and amounts may be reborrowed, subject to Excess Availability and other conditions set forth in the ABL Facility Documentation.

Security:

Subject to the Limited Conditionality Provision and the Collateral and Guarantee Principles, the obligations of each Loan Party in respect of the ABL Facility and, at the option of the Borrower, any Swap/Cash Management Obligations shall be secured by (a) perfected liens on substantially all accounts receivable, inventory, deposit accounts and securities accounts (in each case, other than (i) any account holding solely proceeds of Fixed Collateral (as defined in Exhibit B), (ii) zero balance disbursement accounts, (iii) to the extent used exclusively to hold funds in trust for the benefit of third parties, (A) any payroll, healthcare and other employee wage and benefit account, (B) any tax account, including, without limitation, any sales tax account, (C) any escrow, defeasance and redemption account and (D) any fiduciary or trust account and (iv) cash accounts which individually do not on average over any 30 day period contain funds in excess of an amount to be agreed and, together with all other such cash accounts, do not exceed on average over any 30 day period an amount to be agreed ((i) through (iv), collectively, the “Excluded Accounts”) (each such deposit account or securities account that does not constitute an Excluded Account, a “Non-Excluded Account”)), and any cash or

CONFIDENTIAL	EXHIBIT C

other assets in such accounts (and, to the extent evidencing or otherwise related to such items, all general intangibles (other than intellectual property and equity interests in the Borrower and its subsidiaries), insurance proceeds, letter of credit rights, commercial tort claims, chattel paper, books and records, instruments, supporting obligations, documents, investment property (other than equity interests in the Borrower and its subsidiaries) and payment intangibles but excluding, for the avoidance of doubt, except as needed to liquidate the collateral, trademarks, tradenames and other intellectual property), in each case, of each Loan Party, in each case in this clause (a), except to the extent constituting identifiable proceeds of Fixed Collateral (but ABL Collateral shall expressly include accounts receivable and payment intangibles arising from the use of Fixed Collateral (including from the charter, lease or other use of any vessel) in the ordinary course of business), excluding the Excluded Assets and subject to exceptions consistent with the ABL Facility Documentation Principles (the “ABL Collateral”), which security interest in the ABL Collateral will be first in priority (as between the ABL Facility, on the one hand, and the Term Loan Facility, on the other hand and (b) perfected liens in the Fixed Collateral (as defined in Exhibit B), which security interest in the Fixed Collateral will be second in priority (as between the Term Loan Facility, on the one hand, and the ABL Facility, on the other hand), and subject to liens permitted to exist under the documentation with respect to the ABL Facility).

“Excluded Asset” and “Collateral and Guarantee Principles” will be defined substantially the same as the Term Loan Facility Documentation, with modifications consistent with the ABL Facility Documentation Principles.

With respect to any Fixed Collateral, (x) to the extent that the Term Loan Administrative Agent under the Term Loan Facility determines that any such property or assets shall not become part of, or shall be excluded from, the Collateral under the Term Loan Facility, such asset or property shall be deemed to be excluded (and, if applicable, released) from the Collateral under the ABL Facility, (y) to the extent that the Term Loan Administrative Agent under the Term Loan Facility extends any period required for delivery of any Fixed Collateral (or taking any action with respect to the Fixed Collateral), such extension shall be deemed to automatically apply with respect to the ABL Facility and (z) to that any delivery or notice requirement in respect of any such Collateral shall be extended or waived, the ABL Administrative Agent shall automatically be deemed to accept such determination and, in each case, the ABL Administrative Agent shall execute any documentation, if applicable, requested by the Borrower in connection therewith.

CONFIDENTIAL	EXHIBIT C

ABL/Term Loan Intercreditor Agreement:	The relative rights and priorities in the Collateral among the ABL Lenders, on the one hand, and the Term Lenders, on the other hand, will be set forth in a customary ABL/Term Loan Intercreditor Agreement (the “ABL/Term Loan Intercreditor Agreement”) to be reasonably agreed by the Borrower, the Term Loan Administrative Agent and the ABL Administrative Agent.

For the avoidance of doubt, the ABL/Term Loan Intercreditor Agreement will permit, among other things, and to the extent the same is permitted to be incurred under the applicable Facilities Documentation, additional debt (including any “incremental” or “refinancing” facility).

Cash Dominion:	The Loan Parties shall deliver account control agreements on their concentration accounts and other deposit accounts into which Eligible Accounts and other ABL Collateral are paid or held on deposit within 120 days after the Closing Date (or such longer period of time as the ABL Administrative Agent may agree in its sole discretion). During a Cash Dominion Trigger Period (as defined below), amounts held in such controlled accounts will be swept daily into concentration accounts under the control of the ABL Administrative Agent and, subject to a threshold amount to be mutually agreed, applied to the outstanding obligations under the ABL Facility. As used herein, (i) the term “Cash Dominion Trigger Period” shall mean the period after a Cash Dominion Trigger Event (as defined below) and prior to a Cash Dominion Recovery Event (as defined below), (ii) the term “Cash Dominion Trigger Event” shall mean that (A) Specified Excess Availability is less than the greater of (a) 10% of the Line Cap and (b) $8 million for five consecutive business days or (B) a Specified Event of Default has occurred and is continuing and (iii) the term “Cash Dominion Recovery Event” shall mean Specified Excess Availability is greater than or equal to the greater of (a) 10% of the Line Cap and (b) $8 million for 20 consecutive days and no Specified Event of Default is outstanding during such 20 day period.

“Specified Excess Availability” means the sum of (i) Excess Availability plus (ii) the amount (if any, and not to be less than zero or greater than 5% of the Aggregate ABL Commitments) by which the Borrowing Base (calculated excluding the Supplemental Amount) then in effect exceeds Aggregate ABL Commitments.

“Specified Event of Default” means any payment or bankruptcy event of default, a failure to deliver a Borrowing Base certificate (subject to a 5 business days’ grace period (or 3 business days when weekly delivery of a Borrowing Base certificate is in effect)), any event of default arising from a breach of the “Cash Dominion” provisions set forth herein during a Cash Dominion Trigger Period, any event of default arising from a breach of the Financial Covenant (as defined below) (if then applicable and in effect but only after the Cure End Date) or any event of default arising from a material misrepresentation in a Borrowing Base certificate that results in a material overstatement of the Borrowing Base.

CONFIDENTIAL	EXHIBIT C

Initial Conditions Precedent:	Subject to the Limited Conditionality Provision, the availability and funding of the ABL Facility on the Closing Date will be subject only to the conditions precedent set forth in Exhibit D of the Commitment Letter.

Ongoing Conditions Precedent:	After the Closing Date, the making of any ABL Loan and the issuance of any Letter of Credit shall be conditioned upon (a) delivery of a notice of borrowing or credit extension, (b) the accuracy in all material respects of all representations and warranties in the ABL Facility Documentation, (c) the existence of Excess Availability at least in the amount of the requested credit extension (after giving effect to any repayment of ABL Loans or termination or expiration of Letters of Credit on or prior to the date such ABL Loan is to be made or such Letter of Credit is to be issued) and (d) the absence of any default or event of default at the time of, and immediately after giving effect to the making of, such extension of credit, subject, in the case of clauses (b), (c) and (d), to the limitations set forth in the sections entitled “Incremental ABL Facility” and “Limited Condition Transactions” hereof to the extent the proceeds of any “last-out” ABL Facility are being used to finance a “Limited Condition Transaction”.

Loan Documentation:

The definitive documentation for the ABL Facility (the “ABL Facility Documentation”) shall (a) shall be consistent with this Exhibit C and shall otherwise be based on, and otherwise be consistent with and substantially similar to the ABL Credit Agreement dated as of February 18, 2020 for ACProducts, Inc. (the “ABL Precedent Facility”), (b) shall reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industries and practices, locations, operations, financial accounting, matters disclosed in the Acquisition Agreement and proposed business plan (including the Sponsor’s investment thesis), (c) shall permit the Term Loans (the “Term Loan Obligations”), and, except with respect to asset-based lending (including revolver, letter of credit and swingline) provisions, shall give due regard to the Term Loan Facility Documentation (including the standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods thereunder), (d) except as specifically set forth in this Exhibit C, the financial definitions and financial ratios under the ABL Facility Documentation (other than those solely applicable with respect to the asset-based lending provisions under the ABL Facility) shall be substantially consistent with (and, in any event, not less favorable to the Borrower than) those set forth in the Term Loan Facility Documentation, and the provisions with respect to Fixed Asset Collateral shall be not less favorable to the Borrower than those included in the Term Loan Facility Documentation (including, without limitation, any provisions with respect to vessels and the Jones Act), (e) shall be negotiated in good faith to finalize the ABL Facility Documentation, giving effect to the Limited Conditionality Provision, as promptly as reasonably practicable in light of the expected Closing Date, (f) unless the Borrower has notified the ABL Administrative Agent in writing to the contrary, each provision under the ABL

CONFIDENTIAL	EXHIBIT C

Facility Documentation shall be determined without giving effect to ASC 842 (Leases) (except that financial statements delivered to the ABL Administrative Agent may be prepared giving effect to ASC 842 (Leases) as in effect at the time of such delivery) and (g) shall include standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with all of the foregoing. This paragraph, collectively, the “ABL Facility Documentation Principles”. The ABL Facility Documentation will be initially drafted by counsel to the Borrower.

Without limitation of the foregoing, the definition of Consolidated EBITDA, Consolidated Net Income, First Lien Net Leverage Ratio, Secured Net Leverage Ratio and Total Net Leverage Ratio (and component definitions thereof), subject to the ABL Facility Documentation Principles, shall be substantially consistent with (and not less favorable to the Borrower than) those under the Term Loan Facility Documentation.

Representations and Warranties:	Subject to the Limited Conditionality Provision and the ABL Facility Documentation Principles, the ABL Facility Documentation will contain representations and warranties that are substantially similar to those for the Term Loan Facility Documentation, with modifications consistent with the ABL Facility Documentation Principles (including representations and warranties regarding the accuracy of the Borrowing Base certificate).

Affirmative Covenants:	Subject to the Limited Conditionality Provision and the ABL Facility Documentation Principles, substantially the same as set forth in the Term Loan Facility Documentation; except that there shall also be covenants relating to: compliance certificates and Borrowing Base certificates (as set forth below); cash management systems consistent with “Cash Dominion” above; annual third party field exams with respect to the ABL Collateral (in each case, at the Borrower’s expense) (which shall be limited to (i) one annual third-party field exam and (ii) one additional annual third-party field exam during the continuance of a Cash Dominion Trigger Period (provided, that following the occurrence and during the continuation of a Specified Event of Default, such exams and appraisals may be conducted at the Borrower’s expense up to three times annually)).

Borrowing Base certificates shall be delivered (x) monthly (within 20 days of month end (30 days from month end for the first 3 months following the Closing Date)) or (y) weekly (on the 3rd business day of each week) during a Cash Dominion Trigger Period or if requested by the Borrower (provided that if weekly delivery is requested by the Borrower, such weekly delivery shall continue until the end of the first full month following such request).

CONFIDENTIAL	EXHIBIT C

Limited Conditionality Provision:	Subject to the Limited Conditionality Provision and the ABL Facility Documentation Principles, substantially the same as set forth in the Term Loan Facility Documentation (it being understood that such provisions shall likewise apply to the Payment Conditions Basket).

Negative Covenants:	Subject to the Limited Conditionality Provision and the ABL Facility Documentation Principles, substantially the same as set forth in the Term Loan Facility Documentation (including as to baskets, exceptions and thresholds); provided that (a) the ABL Facility will not include the Ratio Based RP Basket (as defined in Exhibit B), (b) the ABL Facility Documentation shall provide that ratio debt will be subject to customary limitations regarding the ability to secure such debt with liens on the ABL Collateral that rank on a senior or pari passu basis with the ABL Facility, (c) the “starter prong” and the “growing prong” of the Available Amount (as defined in Exhibit B) shall be eliminated, and the Available Amount shall not be increased by declined proceeds, (d) the ABL Facility will permit unlimited investments, debt incurrence, liens (provided that, to the extent such liens apply to ABL Collateral, such liens shall be junior to the liens on the ABL Collateral securing the ABL Facility), asset sales, prepayment or redemptions of Junior Debt (as defined in Exhibit B) and restricted payments, in each case pursuant to the Payment Conditions Basket described below, and (e) the ABL Facility will permit unlimited liens securing permitted debt on assets that do not constitute ABL Collateral. If any asset disposition or other transfer (including any investment) permitted by the ABL Facility includes ABL Collateral included in the calculation of the Borrowing Base having a value in excess of an amount to be agreed, the Borrower shall deliver to the ABL Administrative Agent an updated Borrowing Base certificate demonstrating the pro forma Borrowing Base after giving effect to such transaction.

In addition, there will be no limitations on the incurrence of debt and liens (provided that any such liens on the ABL Collateral incurred under the Payment Conditions Basket shall be subordinated to the lien of the ABL Facility on the ABL Collateral pursuant to the ABL/Term Loan Intercreditor Agreement or substantially similar terms (it being understood that the incurrence of liens on the Fixed Collateral securing such debt shall be limited pursuant to the Term Loan Facility Documentation)), prepayments or redemptions of Junior Debt, sales of assets, restricted payments or investments (including acquisitions) if (x) no Specified Event of Default shall then exist and (y) the Borrower either (i) both (A) is in pro forma compliance with the Financial Covenant (whether or not then in effect) and (B) after giving effect to the relevant event, has average Specified Excess Availability (with a 30-day lookback) of the greater of 12.5% of the Line Cap and $10.0 million (or 15.0% of the Line Cap and $12.0 million for restricted payments and prepayments or redemptions of Junior Debt) or more or (ii) after giving effect to the relevant event, has average Specified Excess Availability (with a 30-day lookback) of the greater of 17.5% of the Line Cap and $14.0 million (or 20.0% of the Line Cap and $16.0 million for restricted payments and prepayments or redemptions of Junior Debt) or more (collectively, the “Payment Conditions Basket”).

CONFIDENTIAL	EXHIBIT C

For the avoidance of doubt, the ABL Facility Documentation shall also contain, subject to the ABL Facility Documentation Principles, equivalent provisions to the Term Loan Facility Documentation with respect to stacking, Limited Condition Transactions (to be defined in a manner consistent with the Term Loan Facility Documentation) (provided that the Limited Condition Transaction provisions included in the ABL Facility Documentation shall not apply with respect to (x) the borrowing conditions under the ABL Facility (for the avoidance of doubt, the exclusion under this clause (x) shall not apply with respect to establishing commitments under a “last-out” Incremental ABL Facility) and (y) determining Specified Excess Availability under any Payment Conditions Basket), pro forma calculations and other general rules of application with respect to the determination of availability under baskets, thresholds and exceptions.

Financial Covenant:	Limited to a Fixed Charge Coverage Ratio (as defined below) of at least 1.0 to 1.0 (the “Financial Covenant”) to be tested only during a Trigger Period (as defined below), as more fully set forth below.

The Financial Covenant will be tested on the last day of each fiscal quarter, commencing with the last day of the second full fiscal quarter after the Closing Date, for which financial statements are available prior to the date, if any, that Specified Excess Availability is less than the greater of 10% of the Line Cap and $8.0 million for a period of 3 consecutive business days (a “Trigger Event”), and as of the last day of each fiscal quarter thereafter until such amount has subsequently been at least 10% of the Line Cap for 20 consecutive days (a “Recovery Event” and, the period after a Trigger Event and prior to a Recovery Event, a “Trigger Period”).

“Fixed Charge Coverage Ratio” will be defined as the ratio of (i) trailing four quarter Consolidated EBITDA (as defined in Exhibit B), minus cash capital expenditures (to be defined in a manner consistent with the ABL Facility Documentation Principles), minus cash taxes paid (or tax distributions in lieu thereof) (net of cash refunds received) to (ii) consolidated cash interest expense paid or payable currently in cash (net of interest income) (to exclude certain items to be mutually agreed) (but in any event to (A) exclude (w) fees and expenses associated with the Transactions and any annual agency fees, (x) costs associated with obtaining, or breakage costs in respect of, swap agreements, (y) fees and expenses associated with asset sales, acquisitions, investments, equity issuances or debt issuances (in each case, whether or not consummated) and (z) amortization of deferred financing costs and (B) be net of interest income), plus all scheduled debt payments paid or currently payable in cash on third party debt for borrowed money (but excluding reimbursement of trade letters of credit and payments of debt at the maturity thereof).

CONFIDENTIAL	EXHIBIT C

Any cash equity contribution made to the Borrower and on or prior to the day that is 15 business days after the later of (x) a Trigger Event and (y) the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure End Date”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) no more than two Specified Equity Contributions may be made in any consecutive four fiscal quarter period, and no more than five Specified Equity Contributions may be made during the term of the ABL Facility, (b) a Specified Equity Contribution shall not be greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant (or in pro forma compliance with any financial covenant in any other debt that is then being cured), (c) the Specified Equity Contributions shall be counted solely for the purpose of the Financial Covenant and shall not be included for purposes of determining the availability or amount of any covenant basket or carve out and (d) there shall be no pro forma reduction in debt (by netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter for which such Specified Equity Contribution is deemed applied, except to the extent that such proceeds are actually applied to repay debt.

The ABL Facility Documentation will contain a customary standstill provision with respect to the declaration of an event of default and/or exercise of remedies in connection with a breach of the Financial Covenant during the period in which a Specified Equity Contribution could be made. No ABL Lender shall be required to fund any ABL Loan or other advance, and no Issuing Lender shall be required to issue any Letter of Credit, at any time during a standstill period.

Events of Default:	Subject to the Limited Conditionality Provision and the ABL Facility Documentation Principles, substantially the same as set forth in the Term Loan Facility Documentation; provided that such Events of Default shall also include the following: (i) any material misrepresentation of the Borrowing Base, (ii) failure to deliver the Borrowing Base certificate (subject to a 5 business day cure period (but only 3 business days’ grace period when weekly delivery of Borrowing Base certificates is in effect)); (iii) failure to comply with the cash management covenant (subject to certain grace periods to be mutually agreed), (iv) failure to perform other covenants subject to a 30-day cure period after notice from the ABL Administrative Agent and (v) cross-default to the Term Loan Facility (excluding the Financial Maintenance Covenant, and giving effect to any cure or grace period under the Term Loan Facility Documentation).

Notwithstanding the foregoing a breach of the Financial Covenant shall not result in a default or an event of default until the Cure End Date if the Borrower then has a right to receive a Specified Equity Contribution.

CONFIDENTIAL	EXHIBIT C

Voting:	Amendments and waivers of the ABL Facility Documentation will require the approval of ABL Lenders (other than defaulting lenders) holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility (the “Required ABL Lenders”), except that (i) the consent of each ABL Lender directly and adversely affected thereby (but not the consent of the Required ABL Lenders) shall be required with respect to (a) any increase in the commitment of such ABL Lender (provided that a waiver of any condition precedent, any default, event of default or mandatory prepayment shall not constitute such an increase), (b) any reduction of principal, interest or fees due to such ABL Lender (provided that a waiver of default interest, any condition precedent, any default, event of default or mandatory prepayment, or change to a financial ratio (or any component definition thereof), shall not constitute such a reduction), (c) extensions of the final maturity or the scheduled due date of any principal, interest or fee payment due to such ABL Lender (other than a waiver of any condition precedent, any default, event of default or mandatory prepayment and other than extensions for administrative convenience as agreed by the ABL Administrative Agent) and (d) any amendment to the “default waterfall” provision set forth in the ABL Facility Documentation that would change the pro rata sharing of payments (subject to exceptions consistent with the ABL Facility Documentation Principles), (ii) the consent of each ABL Lender shall be required with respect to (x) except as otherwise permitted by the ABL Facility Documentation, a release of all or substantially all of the value of the guarantees made by the ABL Guarantors or all or substantially all of the Collateral and (y) any reduction of any voting percentage set forth in the definition of “Required ABL Lenders” or “Super Majority Lenders”, (iii) the consent of each Issuing Lender, the Swingline Lender and the ABL Administrative Agent, respectively shall be required with respect to amendments directly and adversely affecting their respective rights and duties, (iv) any amendment or waiver that by its terms affects the rights or duties of the ABL Lenders holding loans or commitments of a particular class (but not the ABL Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of ABL Lenders that would be required to consent thereto if each class of ABL Lenders were the only class of ABL Lenders and (v) the consent of ABL Lenders (other than defaulting lenders) holding more than 66 2⁄3% of the aggregate principal amount of loans and commitments under the ABL Facility (“Super Majority ABL Lenders”) shall be required with respect to changes to the Borrowing Base definitions that increase the amount of credit available to the Borrower, increases in advance rates and removal of eligibility criteria that materially increase the amount of credit available to the Borrower under the ABL Facility as of the date of such change. It is agreed that (i) any applicable intercreditor agreement may be entered into or amended solely with the consent of the ABL Administrative Agent to give effect thereto or to carry out the purposes thereof and (ii) there shall be no “class” voting requirement for amendments, modifications or supplements to the ABL Facility Documentation.

CONFIDENTIAL	EXHIBIT C

Except as otherwise set forth herein, the consent of the ABL Administrative Agent (but not the Required ABL Lenders or any other ABL Lender) will be required to effectuate any amendment to the ABL Facility Documentation that adds one or more provisions to the ABL Facility Documentation that are, in the reasonable judgment of the ABL Administrative Agent, more favorable to the ABL Lenders in connection with any Incremental ABL Facility or refinancing indebtedness.

The ABL Facility Documentation shall contain customary provisions relating to “defaulting” lenders and “defaulting” agents.

In addition, if the ABL Administrative Agent and the Borrower shall have jointly identified an obvious error, mistake or ambiguity or any error or omission of a technical or administrative nature in the ABL Facility Documentation, then the ABL Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required ABL Lenders to the ABL Administrative Agent within five business days following receipt of notice thereof.

The ABL Facility Documentation will permit guarantees, collateral security documents and related documents to be, together with the credit agreement, amended and waived with the consent of the ABL Administrative Agent at the request of the Borrower without the need for consent by any other ABL Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral security document or other document to be consistent with the credit agreement and the other ABL Facility Documentation.

The ABL Administrative Agent shall be entitled to extend any deadline or requirement in connection with compliance with guarantee and security provisions.

Assignments and Participations:

After the Closing Date, the ABL Lenders will be permitted to assign (other than to any natural person, any investment vehicle established primarily for the benefit of a natural person or Disqualified Lender) loans and commitments under the ABL Facility or any Incremental ABL Facility with the consent of the Borrower and the ABL Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) the Borrower may, in its sole discretion, withhold its consent to any assignment to (x) any person other than a bona fide debt fund that purchases commercial loans in the ordinary course of business that is not a Disqualified Lender but is known by the Borrower to be an affiliate of a Disqualified Lender regardless of

CONFIDENTIAL	EXHIBIT C

whether such person is identifiable as an affiliate of a Disqualified Lender on the basis of such affiliate’s name or (y) any person (including any person that manages or advises funds) that invests (directly or indirectly, through affiliates) in distressed debt, “special situations” or “opportunities”; provided that no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy (with respect to any Borrower) event of default. Each assignment (other than to another ABL Lender, an affiliate of an ABL Lender or an approved fund) will be in an amount of $5.0 million (or an integral multiple of $1.0 million in excess thereof) (or lesser amounts if agreed between the Borrower and the ABL Administrative Agent) or, if less, all of such ABL Lender’s remaining loans and commitments of the applicable class. The ABL Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such fee may be waived or reduced in the sole discretion of the ABL Administrative Agent). Any assigning ABL Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the ABL Administrative Agent irrespective of whether or not a payment or bankruptcy default or event of default has occurred and is continuing.

Each ABL Lender may sell participations (other than to any natural person, any investment vehicle established primarily for the benefit of a natural person or Disqualified Lender) in all or a portion of its loans and commitments under the ABL Facility; provided that voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all ABL Lenders (or all directly and adversely affected ABL Lenders, if the participant is directly and adversely affected) would be required (and shall not include the right to vote on waivers of defaults or events of default). No participant will be entitled to a gross-up or yield protection payment in an amount greater than the amount, if any, owed to the selling ABL Lender.

Except as provided below with respect to the loans and commitments of defaulting lenders, assignees and participants may not include the Borrower or any of its subsidiaries.

The list of Disqualified Lenders may be updated by the Borrower from time to time in writing to include competitors of the Borrower and its subsidiaries and, with the consent of the Term Loan Administrative Agent (such consent not to be unreasonably withheld or delayed), other persons; provided that the list of Disqualified Lenders is made available to an ABL Lender at its request so long as such ABL Lender agrees to keep such list confidential. Each assignee shall be required to represent that it is not a Disqualified Lender or an affiliate of a Disqualified Lender to the extent that such assignee has received, upon its request, a list of Disqualified Lenders.

CONFIDENTIAL	EXHIBIT C

Yield Protection:	Substantially the same as those set forth in the Term Loan Facility Documentation.

Expenses and Indemnification:	Substantially the same as those set forth in the Term Loan Facility Documentation, except that field exams and appraisals shall be included.

Governing Law and Forum:	New York.

Counsel to the ABL

Administrative Agent and

Initial ABL Lender:	Hahn & Hessen LLP.

ANNEX I to EXHIBIT C

INTEREST AND CERTAIN FEES

Interest:	The Borrower may elect that the loans comprising each borrowing bear interest at a rate equal to either: (a) the ABR plus the ABL Applicable Margin or (b) the Eurodollar Rate plus the ABL Applicable Margin; provided that all Swingline Loans shall be ABR Loans.

As used herein:

“ABR” means a floating rate of interest per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal (or, if such rate is not quoted by The Wall Street Journal, another national publication selected by the ABL Administrative Agent in consultation with the Borrower) as the U.S. “Prime Rate,” (b) the federal funds rate plus 50 basis points and (c) the sum of the Eurodollar Rate for an Interest Period of one month (giving effect to the Eurodollar Rate Floor) plus 1.00%.

“ABR Loans” means ABL Loans bearing interest based upon the ABR.

“ABL Applicable Margin” means a rate per annum determined as set forth in the table below (the “Pricing Grid”); provided that the ABL Applicable Margin for Eurodollar Loans and the ABL Applicable Margin for ABR Loans shall be determined by reference to Level III of the Pricing Grid until the end of the first full fiscal quarter after the Closing Date (at which time, they will be adjusted quarterly thereafter based upon average Excess Availability for the preceding quarter):

Level	Quarterly Average Excess Availability	ABR Loans (Excluding Supplemental Amount)	ABR Loans (Supplemental Amount)	Eurodollar Loans (Excluding Supplemental Amount)	Eurodollar Loans (Supplemental Amount)
I	< 33.33%	1.50%	3.50%	2.50%	4.50%
II	> 33.33%, but < 66.7%	1.25%	3.25%	2.25%	4.25%
III	> 66.7%	1.00%	3.00%	2.00%	4.00%

“Eurodollar Loans” means ABL Loans bearing interest based upon the Eurodollar Rate.

“Eurodollar Rate” means, for each Interest Period, the greater of (a) the offered rate for deposits in U.S. dollars in the London interbank market for the relevant Interest Period which appears on Reuters Screen LIBOR01 Page, as of 11:00 a.m. (London time) on the day which is two business days prior to the first day of such Interest Period and (b) 1.00% per annum (the “Eurodollar Rate Floor”); provided that the Eurodollar Rate will be adjusted for maximum statutory reserve requirements (if any).

I-C-1

CONFIDENTIAL	ANNEX I to EXHIBIT C

“Interest Period” means a period of one, two, three or six months (or twelve months if available from all ABL Lenders or such other periods acceptable to all ABL Lenders) as selected by the applicable Borrower.

The ABL Facility Documentation will include a LIBOR replacement provision in the event LIBOR is discontinued.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant Interest Period and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period.

Letter of Credit Fees: A per annum fee equal to the ABL Applicable Margin with respect to Eurodollar Loans under the ABL Facility will accrue on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the ABL Administrative Agent for distribution to the ABL Lenders pro rata in accordance with the amount of each such ABL Lender’s ABL Facility commitment, with exceptions for defaulting lenders. In addition, the Borrower shall pay to the Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, calculated based upon the actual number of days elapsed over a 360-day year and (b) customary and reasonable issuance, amendment, extension, draw, administration and other fees.

Unused Line Fee:	An unused line fee equal to 50 basis points per annum, in each case calculated on the unused portion of the ABL Facility, will be payable quarterly in arrears..

Default Rate:	During the continuance of any payment event of default, all overdue amounts under the ABL Facility shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, if there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to ABR Loans), with exceptions for defaulting lenders.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

I-C-2

CONFIDENTIAL	EXHIBIT D

Project Safari

Funding Conditions Precedent4

Subject to the Limited Conditionality Provision and the Documentation Principles in all respects, the initial availability of, and initial funding under, each of the Facilities on the Closing Date shall be subject solely to the satisfaction or waiver by the applicable Commitment Parties of the following conditions precedent:

1. (a) With respect to the Term Loan Facility, the execution and delivery by the Borrower and the Guarantors of the definitive documentation with respect to the Term Loan Facility (the “Term Loan Facility Documentation”), which shall be consistent with the Term Loan Facility Term Sheet, and (b) with respect to the ABL Facility, the execution and delivery by the Borrower and the Guarantors of the definitive documentation with respect to the ABL Facility (the “ABL Facility Documentation”), which shall be consistent with the ABL Term Sheet

2. The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under any of the Facilities, in accordance in all material respects with the terms of the Acquisition Agreement. The Acquisition Agreement shall not have been amended or waived in any material respect by the Borrower or any of its affiliates, nor shall the Borrower or any of its affiliates have given a material consent thereunder, in each case that is materially adverse to the Lenders (in their capacity as such) without the consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned; provided that (a) any amendment, waiver or consent which results in a reduction in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders to the extent (i) it is first applied to reduce the Equity Contribution on a dollar-for-dollar basis until the amount of the Equity Contribution is equal to the Minimum Equity Contribution and (ii) thereafter, after giving effect to the application of the reduction of the purchase price in clause (i) above, the reduction shall be applied to reduce the amount of commitments ratably in respect of the Closing Date Term Loan Facility and the amount of the Equity Contribution, (b) any increase in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders so long as such increase is funded with an increase in the Equity Contribution, cash on hand at the Acquired Business and its subsidiaries or borrowings under the ABL Facility subject to the limitations set forth in Exhibit C and (c) any change to the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed materially adverse to the Lenders and shall require the consent of the Commitment Parties (not to be unreasonably withheld, delayed, denied or conditioned); provided, further, that it is agreed and understood that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in purchase price (or otherwise constitute a waiver, amendment or modification to the Acquisition Agreement) for purposes of this paragraph (2).

3. The Equity Contribution shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Closing Date Term Loan Facility, in an amount not less than the Minimum Equity Contribution (as such amount may be modified pursuant to paragraph 2 above).

[4]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

CONFIDENTIAL	EXHIBIT D

4. The Specified Representations shall be true and correct in all material respects on the Closing Date (unless such Specified Representations relate to an earlier date, in which case, such Specified Representations shall have been true and correct in all material respects as of such earlier date) (except that any Specified Representation that is qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects).

5. The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the date of the Offer Acceptance Time (except that any Specified Acquisition Agreement Representation that is qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects), but only to the extent that the Buyer (or any of its affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such Specified Acquisition Agreement Representation.

6. The Closing Refinancing shall have been consummated or, substantially concurrently with the initial borrowings under the Closing Date Term Loan Facility, shall be consummated.

7. The Commitment Parties shall have received with respect to the Acquired Business, (i) audited consolidated financial statements as of December 31, 2019 and December 31, 2018 and for each subsequent fiscal year ended at least 90 days prior to the Closing Date and consolidated statements of operations, cash flows and changes in equity for each such fiscal year (provided that the Commitment Parties acknowledge receipt of such audited financial statements, and satisfaction of this clause (i), with respect to the fiscal years ending December 31, 2018 and December 31, 2019), and (ii) unaudited consolidated financial statements of the Company consisting of balance sheets and consolidated statements of operations as of the end of each fiscal quarter ending after December 31, 2019 (excluding the fourth fiscal quarter of any fiscal year) and at least 60 days prior to the Closing Date (provided that the Commitment Parties acknowledge receipt of such quarterly financial statements, and satisfaction of this clause (ii), with respect to the fiscal quarters ending March 31, 2020, June 30, 2020 and September 30, 2020); provided, further, that the filing of the applicable financial statements on Form 10-K and Form 10-Q by the Company will satisfy the requirements of this paragraph 7 with respect to the applicable financial statements.

8. The applicable Administrative Agent shall have received the following (the “Closing Deliverables”): (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and Guarantors and (e) a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit D from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (or, at the sole option and discretion of the Borrower, a third party opinion as to the solvency of the Borrower and its subsidiaries on a consolidated basis issued by a nationally recognized firm).

9. With respect to the ABL Facility (and solely as a condition to the ABL Facility), to the extent required by the ABL Documentation and subject to the Limited Conditionality Provision all documents and instruments required to create and perfect the ABL Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing. With respect to the Term Loan Facility (and solely as a condition to the Term Loan Facility), to the

CONFIDENTIAL	EXHIBIT D

extent required by the Term Loan Facility Documentation and subject to the Limited Conditionality Provision, all documents and instruments required to create and perfect the Term Loan Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

10. The applicable Administrative Agent shall have received at least 3 business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been requested by such Administrative Agent in writing at least 10 business days prior to the Closing Date. At least three business days prior to the Closing Date, the Borrower shall deliver to each Administrative Agent, in relation to itself as a “legal entity customer”, a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230.

11. The Borrower shall have paid all fees and expenses due to the Commitment Parties (in the case of expenses, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower)) required to be paid on the Closing Date, which may be netted from the proceeds of the initial fundings under the Facilities.

12. Since the date of the Acquisition Agreement, there has not occurred any Material Adverse Effect (as defined in, and interpreted pursuant to, the Acquisition Agreement).

CONFIDENTIAL	ANNEX I to EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

BORROWER

AND ITS SUBSIDIARIES

Pursuant to the [Term Loan Credit Agreement][ABL Credit Agreement] (the “Credit Agreement”), the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

I-D-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[___________________]

By:__________________________
Name:
Title:

I-D-2